Exhibit 99.2

The Redwood Review

Second Quarter 2019

Redwood Trust

CELEBRATING
25 YEARS

T A B L E O F C O N T E N T S

THE REDWOOD REVIEW I 2ND QUARTER 2019
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F O R W A R D - L O O K I N G S T A T E M E N T S

This Redwood Review contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan,” and similar expressions or their negative forms, or by references to strategy, plans, goals, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are described below and may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-K, 10-Q, and 8-K. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.
Statements regarding the following subjects, among others, are forward-looking by their nature: statements we make regarding Redwood’s business strategy and strategic focus, statements related to our financial outlook and expectations for 2019, statements regarding our available capital and sourcing additional capital both internally and from the capital markets, and other statements regarding pending business activities and expectations and estimates relating to our business and financial results. Additional detail regarding the forward-looking statements in this Redwood Review and the important factors that may affect our actual results in 2019 are described in the Appendix of this Redwood Review under the heading “Forward-Looking Statements.”

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I N T R O D U C T I O N

Note to Readers:

We file annual reports (on Form 10-K) and quarterly reports (on Form 10-Q) with the Securities and Exchange Commission. These filings and our earnings press releases provide information about Redwood and our financial results in accordance with generally accepted accounting principles (GAAP). These documents, as well as information about our business and a glossary of terms we use in this and other publications, are available through our website, www.redwoodtrust.com. We encourage you to review these documents.
References herein to “Redwood,” the “company,” “we,” “us,” and “our” include Redwood Trust, Inc. and its consolidated subsidiaries. Note that because we round numbers in the tables to millions, except per share amounts, some numbers may not foot due to rounding. References to the “second quarter” refer to the quarter ended June 30, 2019, and references to the “first quarter” refer to the quarter ended March 31, 2019, unless otherwise specified.
We hope you find this Review helpful to your understanding of our business. We thank you for your input and suggestions, which have resulted in our changing the form and content of The Redwood Review over time.

Selected Financial Highlights

Quarter:Year	GAAP Income (Loss) per Share	Non-GAAP Core Earnings per Share (1)	REIT Taxable Income per Share (2)	Annualized GAAP Return on Equity	GAAP Book Value per Share	Dividends per Share	Economic Return on Book Value (3)
Q219	$0.30	$0.39	$0.25	8%	$16.01	$0.30	1.9%
Q119	$0.49	$0.36	$0.30	15%	$16.00	$0.30	2.6%
Q418	$(0.02)	$0.41	$0.32	—%	$15.89	$0.30	(1.4)%
Q318	$0.42	$0.39	$0.27	12%	$16.42	$0.30	3.0%
Q218	$0.38	$0.42	$0.35	11%	$16.23	$0.30	2.5%

(1)
Additional information on non-GAAP core earnings per share, including a definition and reconciliation to GAAP earnings per share, is included in the Non-GAAP Measurements section of the Appendix and Table 2 in the Financial Tables section.

(2)	REIT taxable income per share for 2018 and 2019 are estimates until we file our tax returns.

(3)	Economic return on book value is based on the periodic change in GAAP book value per common share plus dividends declared per common share during the period.

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S H A R E H O L D E R L E T T E R

Dear Fellow Shareholders:
We hope that your summer is off to a great start and you found time for a break to spend with family and friends. The markets have meanwhile reminded us that volatility has an unpredictable vacation schedule, keeping us keenly focused on managing our interest rate exposure while executing against our broader initiatives. The steep decline in rates, coupled with a continuing demand for yield, had varying impacts on our second quarter results. Most notably, lower rates benefited our mortgage banking operations, but resulted in higher hedging costs for certain segments of our investment portfolio. These dynamics are a good reminder of the strength of our balanced business model and earnings power. Our second quarter GAAP book value remained stable at $16.01 per share as of June 30, 2019, with GAAP net income covering our dividend. Our non-GAAP core earnings of $0.39 per share was up 8% compared to the first quarter.
Strong mortgage banking results were a key driver of earnings for the second quarter. Our residential mortgage banking business benefited from the decline in interest rates resulting in close to a 60% increase in loan purchase volume over the first quarter. Gross margins in the second quarter exceeded our long-term target range for both securitization and whole loan sale executions, and overall returns for this business benefited from operational and capital efficiencies we have achieved thus far in 2019. The mix of Select and Choice loan lock volumes was consistent with the first quarter, and second quarter Choice loan lock volumes were the second highest since the program's inception in 2016.
While strong demand for yield and tighter spreads benefited our mortgage banking margins, they made portfolio capital deployment particularly challenging for yield-oriented investors like us. While our long-term goal is to deploy capital and build our investment portfolio, the second quarter represented one of the best quarters in recent memory to take profits and recycle capital. We deployed $136 million of capital into new investments during the second quarter, while generating $243 million of capital through financing structures that optimize our balance sheet, and sales of lower-yielding assets. Playing the long game allowed us to lock in $16 million of core realized gains, and we’ve already seen better opportunities to deploy capital in the third quarter, with over $100 million deployed in July alone. At June 30, 2019, we estimate that our available capital was approximately $200 million. We believe this capital, along with additional capital from continued portfolio optimization, should be sufficient to meet our near-term needs, and provide us with flexibility as we approach the November maturity of our $201 million of exchangeable debt.
From an underwriting and credit perspective, we remain highly pleased with the performance of our portfolio. Though housing price appreciation is slowing from the unsustainable levels of recent years, the labor market is at full employment, homebuilding continues to lag demand, and the excesses of the last cycle - including poorly underwritten mortgage credit - are not driving today’s market. Not coincidentally, the areas of recent underperformance in our portfolio have been investments most exposed to interest rates and prepayments rather than credit risk. This included jumbo residential loans that we finance at the FHLB, and the residential mortgage servicing rights (MSR) that we hold outright or in securitized form.

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S H A R E H O L D E R L E T T E R

Another key area of focus during the second quarter was the ongoing integration of the 5 Arches business. The second quarter marked our first full quarter of 5 Arches operating results, and we are pleased with our progress as we deepened our market footprint in the business purpose lending space and produced attractive loans for our portfolio. We are focused on originations that deliver superior risk-adjusted returns, including single-family rental loans and further development of small-balance multifamily and other bridge loans keyed around rental demand. This production mix reflects a market opportunity we continue to see as plentiful, driven by the overall fundamental supply/demand imbalance in housing, most notably at affordable price points for both renters and prospective owners. Importantly, we expect to continue ramping this valuable platform throughout 2019.
Turning to housing finance reform, over the last several months we have dedicated a considerable amount of time working with leadership in Washington to demonstrate the private sector's ability to partner with Fannie Mae and Freddie Mac (the “GSEs”) in providing solutions for a broad array of borrowers, including through non-qualified mortgage (non-QM) loans. In support of this work, in May we published an extensive presentation on our perspectives on private capital and the “QM Patch," the regulatory exemption currently enjoyed by the GSEs. In the presentation we advanced a robust, data-based argument that, if the rule were allowed to expire at a proper cadence, additional “crowding in” of private capital could occur in a safe and sound manner for all stakeholders, including borrowers and taxpayers alike.
Our presentation focused on potential solutions pertaining to the QM Patch, highlighting our view that Redwood is ideally positioned and uniquely qualified to participate with the public sector in establishing a framework for non-QM lending on a level playing field. Redwood has led the private sector resurgence in housing finance since issuing the first post-crisis securitization in 2010. The private sector has been financing an increasing share of certain market segments that have been long dominated by the GSEs and we believe the private sector can speak for more without a meaningful impact on rates available to borrowers. We presented this analysis to key policymakers in Washington and were encouraged by the feedback.
We were further encouraged just last week, when the CFPB released a notice of proposed rulemaking seeking information relating to the expiration of the QM Patch. In related remarks, the CFPB stated that it “currently plans to allow the GSE Patch to expire in January 2021 or after a short extension, if necessary, to facilitate a smooth and orderly transition away from the GSE Patch.” The CFPB Director’s reference to “a more transparent, level playing field that ultimately benefits consumers” speaks directly to the core of our May publication. Our presentation can be viewed on the Newsroom section of our website at: http://www.redwoodtrust.com/Presentations.

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S H A R E H O L D E R L E T T E R

More broadly, the Director of the Federal Housing Finance Agency (“FHFA”) has been regularly stating his determination to shift GSE market share to the private sector, a dramatic departure from the policies of his predecessor. The Director, as regulator and conservator of the GSEs, has a number of tools at his disposal to make that happen without Congressional action. These include altering GSE underwriting guidelines, discontinuing GSE eligibility for certain loan products (such as high balance loans and/or second home financings), requiring the GSEs to sell more first-loss risk as part of their risk-transfer programs, or even raising GSE guaranty fees to create a more level playing field with the private sector. In addition, the Director has suggested changes to the GSEs’ capital and regulatory regimes that would make holding risk more expensive, an incentive for additional credit risk transfer and a catalyst to further level the playing field with the private sector.
Taken together, these themes represent a clear direction of Federal housing finance policy that is fully aligned with Redwood’s business model and core strengths. As such, we maintain an active presence in Washington, meeting frequently with key policymakers to provide input and demonstrate that private capital is ready and able to take on a larger share of the mortgage market. We have noted many times that the range of potential housing reform outcomes for the market - and Redwood - is broad, but there remains opportunity for revolutionary change for our firm. This is still the case, but the quality of discourse over the past several months leaves room for more optimism than we have had in quite some time.
In closing, we continue to make good progress executing on our strategic initiatives and the current environment has provided us with an opportunity to demonstrate the strength and agility of our diversified business model. We are entering the second half of the year with a healthy balance sheet, disciplined cost management and a portfolio built on strong credit performance. We will continue to be responsive to market conditions while pursuing investments aimed at driving higher returns that can position us to support higher sustainable dividends and overall returns for our shareholders.
We appreciate your support.

Christopher J. Abate	Dashiell I. Robinson
Chief Executive Officer	President

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Q U A R T E R L Y O V E R V I E W

Second Quarter Highlights

Key Financial Results and Metrics
($ in millions, except per share data)
	Three Months Ended
	6/30/2019	3/31/2019

GAAP Earnings per Share	$0.30	$0.49
Non-GAAP Core Earnings per Share (1)	$0.39	$0.36

Book Value per Share	$16.01	$16.00
Economic Return on Book Value (2)	1.9%	2.6%
Recourse Leverage (3)	3.1x	2.9x

Portfolio Capital Deployment	$136	$163
Residential Loan Purchase Commitments	$1,695	$1,199

Ñ
GAAP earnings per share declined in the second quarter, as we experienced a reduced benefit to investment fair value changes from spread tightening and lower realized gains from sales of available-for-sale securities.

Ñ
Core earnings per share increased in the second quarter, driven primarily by higher residential mortgage banking results, which benefited from a nearly 60% increase in loan purchase volume, and gross margins that exceeded our long-term target range as both securitization and whole loan sales represented attractive execution. Increased portfolio optimization activity in the second quarter resulted in increased core realized gains, but dampened economic net interest income due to a higher average balance of undeployed capital during the quarter. Economic net interest income was also impacted by the sharp decline in rates during the second quarter, which negatively impacted certain of segments of our portfolio more sensitive to interest rates and prepayments.

Ñ	Book value per share increased during the quarter, as GAAP earnings covered the dividend, and tighter spreads improved asset prices on available-for-sale securities in our investment portfolio.

Ñ
Recourse leverage increased modestly in the second quarter, primarily resulting from incremental financing on our investment securities, which increased available capital and improved risk-adjusted returns in our investment portfolio.

Ñ
We continued to make progress on operating efficiencies at our residential mortgage banking business during the quarter, meaningfully increasing our loan purchase volume, while maintaining strong margins and a flat capital allocation to this business, resulting in higher returns on capital.

_____________________
(1) For details on GAAP earnings and non-GAAP core earnings, see the Quarterly Earnings and Analysis section that follows on page 8 and the Non-GAAP Measurements section of the Appendix.
(2) Economic return on book value is based on the periodic change in GAAP book value per common share plus dividends declared per common share during the period.

(3)	See Table 7 in the Financial Tables section of this Redwood Review for details of how our recourse debt to equity leverage ratio is calculated.

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Q U A R T E R L Y O V E R V I E W

Quarterly Earnings and Analysis
Below we present GAAP net income and non-GAAP core earnings for the second and first quarters of 2019.

GAAP Net Income
($ in millions, except per share data)
	Three Months Ended
	6/30/2019	3/31/2019

Net interest income	$32	$32

Non-interest income
Mortgage banking activities, net	19	12
Investment fair value changes, net	3	20
Other income, net	2	4
Realized gains, net	3	11
Total non-interest income, net	28	47
Operating expenses	(26)	(23)
Provision for income taxes	(2)	(1)

GAAP net income	$31	$54

GAAP diluted earnings per common share	$0.30	$0.49

Non-GAAP Core Earnings (1)
($ in millions, except per share data)
	Three Months Ended
	6/30/2019	3/31/2019

GAAP net interest income	$32	$32
Change in basis and hedge interest	1	4
Non-GAAP economic net interest income (1)	34	36

Non-interest income
Mortgage banking activities, net	19	12
Core investment fair value changes, net (1)	—	—
Core other income, net (1)	4	2
Core realized gains, net (1)	16	12
Total non-interest income, net	40	26
Operating expenses	(26)	(23)
Core provision for income taxes (1)	(4)	(1)

Core earnings (1)	$43	$38

Core diluted earnings per common share (2)	$0.39	$0.36

(1)
Additional information on Redwood's non-GAAP measures, including: economic net interest income; core investment fair value changes, net; core other income, net; core realized gains, net; core provision for income taxes; and core earnings as well as reconciliations to associated GAAP measures, is included in the Non-GAAP Measurements section of the Appendix.

(2)	Additional information on the calculation of non-GAAP core diluted EPS can be found in Table 2 in the Financial Tables section of this Redwood Review.

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Q U A R T E R L Y O V E R V I E W

Ñ
Net interest income was consistent quarter-over-quarter, as a benefit from continued capital deployment during the second quarter was offset by capital inflows that resulted from increased portfolio optimization activities, including opportunistic asset sales and the addition of incremental leverage within our investment portfolio.

Ñ
Non-GAAP economic net interest income declined from the first quarter of 2019, as faster prepayments during the second quarter increased the expense from the change in basis on fair value loans and securities held at a premium and interest rate volatility during the quarter resulted in higher hedging costs in certain segments of the portfolio.

Ñ
Mortgage banking activities increased primarily due to a combination of higher loan purchase volume from our residential mortgage banking operations, and a full quarter of activity from our business purpose mortgage banking operations.

Ñ
Investment fair value changes was positively impacted by tightening credit spreads in our securities portfolio during the second quarter, though to a lesser extent than experienced in the first quarter. Our non-GAAP core earnings excludes these market valuation adjustments.

Ñ
Other income declined in the second quarter, as the first quarter included income related to our purchase of 5 Arches, and the second quarter included a full period of amortization of intangible assets from the purchase. Non-GAAP core other income excludes these amounts.

Ñ	Realized gains in the second quarter resulted from the sale of $167 million of securities. After the repayment of associated debt, the security sales freed up $79 million of capital for reinvestment.

Ñ	Operating expenses increased primarily due to the second quarter including a full quarter of expenses from the 5 Arches platform.

Ñ
The increase in the tax provision was primarily due to higher mortgage banking income at our taxable subsidiary during the second quarter, as well as a tax benefit in the first quarter resulting from the purchase of 5 Arches. A reconciliation of GAAP and taxable income is set forth in Table 6 in the Financial Tables section of this Redwood Review.

Ñ	Additional details on our earnings are included in the Segment Results section that follows.

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Q U A R T E R L Y O V E R V I E W

Segment Results
Investment Portfolio
The following table presents segment contribution from our investment portfolio for the second and first quarters of 2019.

Investment Portfolio Segment Contribution
($ in millions)
	Three Months Ended
	6/30/2019	3/31/2019

GAAP net interest income	$38	$38
Change in basis and hedge interest	1	4
Non-GAAP economic net interest income (1)	39	42

Non-GAAP other fair value changes, net (2)	2	16
Other income, net	3	1
Realized gains, net	3	11
Operating expenses	(2)	(3)
Provision for income taxes	(1)	—
Segment contribution (3)	$44	$67
Core earnings adjustments (4)
Eliminate non-GAAP other fair value changes, net (2)	(2)	(16)
Include cumulative gain on long-term investments sold, net	13	1
Income taxes associated with core earnings adjustments	(1)	1
Non-GAAP core segment contribution	$54	$54

(1)
Consistent with management's definition of non-GAAP economic net interest income set forth in the Non-GAAP Measurements section of the Appendix, this measure, as presented above, is calculated in the same manner, inclusive only of amounts allocable to this segment.

(2)
Non-GAAP other fair value changes, net, represents GAAP investment fair value changes adjusted to exclude the change in basis and hedge interest that is presented in the table above and included in non-GAAP economic net interest income.

(3)
Segment contribution totals above are presented in accordance with GAAP. Within the table, "Change in basis and hedge interest" has been reallocated between investment fair value changes and net interest income as described above.

(4)
Consistent with management's definition of core earnings set forth on page 38, non-GAAP core segment contribution reflects GAAP segment contribution adjusted to reflect the portion of core earnings adjustments allocable to this segment.

Ñ
Segment contribution from our investment portfolio declined during the second quarter, as we experienced a reduced benefit to investment fair value changes from spread tightening and lower realized gains from sales of available-for-sale securities.

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Q U A R T E R L Y O V E R V I E W

Ñ
Core segment contribution declined during the second quarter, as economic net interest income was negatively impacted by interest rate volatility and accelerated prepayments, which increased hedging costs and change in basis expense from loans and securities with premiums.

Ñ
We deployed $136 million of capital in the second quarter, including $28 million into proprietary investments and $108 million into third-party investments. Proprietary investments included $25 million of business purpose loans originated by 5 Arches and $3 million into Sequoia RMBS. Third-party investments included $75 million of Agency multifamily securities, $17 million of Agency CRT securities, and $18 million of re-performing loan securities.

Ñ
During the second quarter, we sold $167 million of lower yielding securities, which freed up approximately $79 million of capital for redeployment. Additionally, we added new leverage to our portfolio of multifamily credit investments and incremental leverage to our business purpose loan investments, resulting from improved financing terms. On a combined basis, these incremental borrowings generated approximately $164 million of capital for redeployment and meaningfully improved return profiles on these investments.

Ñ
As of June 30, 2019, we had funded approximately $29 million of the $78 million commitment we previously made to a light-renovation multifamily loan fund, and we expect the remainder of the commitment to be funded over the next few quarters.

Ñ	Credit fundamentals in our investment portfolio remain strong, benefiting from continued stability in the general economy and in housing.

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Q U A R T E R L Y O V E R V I E W

Mortgage Banking

Mortgage Banking Segment Contribution
($ in millions)
	Three Months Ended
	6/30/2019			3/31/2019
	Residential	Business Purpose	Total Mortgage Banking	Total Mortgage Banking

Net interest income	$4	$—	$5	$5
Mortgage banking activities, net	15	4	19	12
Mortgage banking income	20	4	24	17

Other income, net	—	—	—	—
Operating expenses	(6)	(6)	(12)	(8)
Provision for income taxes	(1)	—	(1)	(1)
Segment contribution	$13	$(2)	$11	$8

Core earnings adjustments (1)	—	2	2	—
Non-GAAP core segment contribution (2)	$13	$—	$12	$8
Jumbo loan purchase commitments	$1,695	N/A	$1,695	$1,199

(1)	Includes amounts to eliminate purchase accounting adjustments and income tax adjustments of $0.4 million and $1 million for the second and first quarters of 2019, respectively.

(2)
Consistent with management's definition of core earnings set forth on page 38, non-GAAP core segment contribution reflects GAAP segment contribution adjusted to reflect the portion of core earnings adjustments allocable to this segment.

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Q U A R T E R L Y O V E R V I E W

Residential Mortgage Banking

Ñ
Segment contribution from our residential mortgage banking operations increased to $13 million in the second quarter from $9 million in the first quarter, as higher loan purchase commitments and strong gross margins, supported by improved securitization and whole loan execution, benefited second quarter results. We define gross margins for this segment as mortgage banking income divided by loan purchase commitments.

Quarterly Jumbo Loan Purchase Volume
($ in billions)

Ñ
The decline in mortgage rates helped drive an increase in loan purchase volumes and lock volumes during the second quarter. While Choice purchase volume increased modestly quarter-over-quarter, Choice lock volume increased close to 30%. At June 30, 2019, our pipeline of jumbo residential loans identified for purchase was $1.0 billion.

Ñ	During the second quarter, we completed one Select securitization of $0.4 billion and sold $0.8 billion of whole loans to third parties.

Business Purpose Mortgage Banking

Ñ
Segment contribution from our business purpose mortgage banking operations for the second quarter was a loss for GAAP purposes, as results included $2 million of expense related to the amortization of purchase intangibles. Non-GAAP core segment contribution excludes these amounts, and was just above break-even for the second quarter. Net interest income from bridge loans originated by this business and sold to our REIT is included in our portfolio segment results. We expect results for this business to improve in future quarters, as we complete our integration of 5 Arches and continue to ramp up business purpose loan origination volume.

Ñ
During the second quarter of 2019, we originated $175 million of loans and associated funding commitments, including $141 million of residential bridge loans and $34 million of single-family rental loans. Loan fundings during this period totaled $134 million, including $101 million of residential bridge loans and $33 million of single-family rental loans.

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Q U A R T E R L Y O V E R V I E W

Book Value
Quarter-End Book Value Per Share (1)

Ñ
Our GAAP book value increased $0.01 per share to $16.01 per share during the second quarter of 2019. This increase was primarily driven by GAAP net income covering our dividend and the net positive impact to valuations from spread tightening on certain available-for-sale securities in our investment portfolio, which increased comprehensive income (a component of equity). These increases were partially offset by a decrease in the value of derivatives hedging our long-term debt.

Ñ
The increase in book value per share in the second quarter of 2019, in combination with our $0.30 per share quarterly dividend, contributed to an economic return on book value(2) of 1.9% for the quarter.

_____________________
(1) A detailed rollforward of book value per share is included in Table 5 in the Financial Tables section of this Redwood Review.

(2)	Economic return on book value is based on the periodic change in GAAP book value per common share plus dividends declared per common share during the period.

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Q U A R T E R L Y O V E R V I E W

Capital Allocations
We use a combination of equity and unsecured corporate debt (which we collectively refer to as “capital”) to fund our business.
Capital Allocation: By Source and By Business Use
(as of June 30, 2019)

Ñ
Our total capital of $2.3 billion at June 30, 2019 was comprised of $1.6 billion of equity capital and $0.8 billion of convertible notes and other long-term debt, including $201 million of exchangeable debt due in 2019, $245 million of convertible debt due in 2023, $200 million of convertible debt due in 2024, and $140 million of trust-preferred securities due in 2037, and has a weighted average cost of approximately 6.1%.

Ñ
We also utilize various forms of collateralized debt to finance certain investments and to warehouse our inventory of certain loans held-for-sale. We do not consider this collateralized debt as "capital" and, therefore, exclude it from our capital allocation analysis.

Ñ	The Balance Sheet Analysis portion of the Financial Insights section that follows describes our long-term and short-term borrowings in further detail.

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Q U A R T E R L Y O V E R V I E W

Capital Allocation Detail
By Investment Type
June 30, 2019
($ in millions)
	GAAP Fair Value	Collateralized Debt	Allocated Capital	% of Total Capital

Residential loans (1)	$2,486	$(2,000)	$486	21%

Securities portfolio
Sequoia residential securities	476	(193)	283	12%
Agency CRT securities	209	(26)	182	8%
Multifamily securities	735	(575)	160	7%
Re-performing residential loan securities (2)	407	(202)	205	9%
Other third-party residential securities	319	(218)	101	4%
Total securities portfolio (3)	2,145	(1,214)	931	40%

Business purpose residential loans	159	(121)	38	2%
Other investments	190	—	190	8%
Other assets/(liabilities)	(20)	—	(20)	(1)%
Cash and liquidity capital			517	N/A

Total Investments	$4,961	$(3,335)	$2,143	92%

Residential mortgage banking			130	6%
Business purpose mortgage banking			65	3%

Total Mortgage banking			$195	8%

Total			$2,337	100%

(1)	Includes $43 million of FHLB stock, $49 million of cash and cash equivalents, and $7 million of restricted cash.

(2)	Re-performing residential loan securities represent third-party securities collateralized by seasoned re-performing residential loans.

(3)
In addition to our $1.5 billion of securities on our GAAP balance sheet, securities presented above also include $218 million, $243 million, and $207 million of securities retained from Sequoia Choice, Freddie Mac SLST, and Freddie Mac K-Series securitizations, respectively. For GAAP purposes, we consolidate these securitizations.

Ñ
During the second quarter, our portfolio optimization activities resulted in a decrease in capital allocated to Agency CRT securities and other third-party residential securities from sales, as well as to multifamily securities resulting from incremental financing on these assets. Additionally, we increased capital allocations to re-performing residential loan securities.

Ñ	In the near-term, we expect to further increase capital allocated to multifamily securities, re-performing loan securities, and business purpose residential loans.

Ñ	As of June 30, 2019, our cash and liquidity capital included $200 million of available capital.

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Q U A R T E R L Y O V E R V I E W

2019 Updated Financial Outlook(1)
Our overall financial performance in the first half of 2019 has exceeded the expectations we laid out in our fourth quarter 2018 Redwood Review and, incorporating our expectations for the second half of 2019, we currently anticipate our full year results will be towards the higher end, overall, of the original range we provided.
For the second half of 2019, we will continue to focus on key strategic initiatives to increase sustainable earnings - namely improving investment returns through portfolio optimization, implementing operational efficiencies to maintain strong returns on equity for our residential mortgage banking platform, and disciplined cost management to unlock operating leverage as we scale our business. The following are additional details on our expected activity in 2019:
For our investment portfolio

Ñ
Our investment portfolio returns through the end of the second quarter were near the high end of the 11-13% return on equity range previously provided, benefiting from higher gains associated with increased portfolio optimization activity. For the remainder of 2019, we expect gains to moderate, bringing expected returns for this portfolio for the full year within our original range of 11-13%. We expect to continue to allocate over 90% of our capital to portfolio investments through the remainder of 2019.

Ñ	Investment returns include an estimate of portfolio economic net interest income, interest expense on corporate debt capital, realized gains, direct operating expenses, and taxes.
For our residential mortgage banking platform

Ñ
Our residential mortgage banking platform had strong performance in the first half of 2019, generating a return on equity in excess of our previously disclosed range of mid to high teens. The outperformance was driven by gross margins above our long-term expectations of 75-100 basis points and strong volume growth in the second quarter. For the remainder of 2019, we expect gross margins to normalize and volume growth to stabilize, supporting full year results that we expect to be at the high-end or slightly above our previously disclosed return range. We are currently allocating 6% of our capital to this platform and continue to expect to allocate 5-6% of our capital to support this platform for the remainder of 2019.

Ñ	Mortgage banking returns include an estimate of loan purchase volume, gross margins, direct operating expenses, and taxes.
_____________________

(1)
As with all forward-looking statements, our forward-looking statements relating to our 2019 financial outlook are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K under the caption “Risk Factors” and other risks, uncertainties, and factors that could cause actual results to differ materially from those described above and under the heading "Forward-Looking Statements" in the Appendix to this Redwood Review, including those described in the “Forward-Looking Statements” at the beginning of this Redwood Review. Although we may update our 2019 financial outlook subsequently in 2019, as a general matter we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

THE REDWOOD REVIEW I 2ND QUARTER 2019
17

Q U A R T E R L Y O V E R V I E W

For our business purpose mortgage banking platform

Ñ
During the first half of 2019 we focused our efforts on integrating 5 Arches into our business purpose lending platform and positioning it for future growth. For the remainder of 2019, we expect returns from this platform to improve, keeping our full-year returns in line with our original expectations. We expect to allocate around 3% of our capital to support this platform through the remainder of 2019. Additionally, we expect the platform to continue to provide new accretive investments for our investment portfolio, the anticipated returns on which are included in our investment portfolio outlook.

Ñ
Expected returns include an estimate of mortgage banking income (including origination points and fees), other income, direct operating expenses, and taxes. Return expectations exclude the same amounts excluded for core earnings related to the 5 Arches acquisition.

For our corporate overhead

Ñ	We continue to expect our baseline corporate operating expenses to be between $48 million and $50 million, with variable compensation commensurate with company performance.

THE REDWOOD REVIEW I 2ND QUARTER 2019
18

Q U A R T E R L Y O V E R V I E W

Balance Sheet Analysis
The following table presents our consolidated balance sheets at June 30, 2019 and March 31, 2019.

Consolidated Balance Sheets (1)
($ in millions)
	6/30/2019	3/31/2019

Residential loans	$7,283	$7,274
Business purpose residential loans	251	161
Multifamily loans	3,750	2,176
Real estate securities	1,477	1,543
Other investments	372	414
Cash and cash equivalents	218	201
Other assets	500	424

Total assets	$13,852	$12,193

Short-term debt
Mortgage loan warehouse facilities	$638	$526
Business purpose mortgage loan warehouse facilities	174	106
Security repurchase facilities	1,214	1,081
Servicer advance financing	236	250
Convertible notes, net	200	200
Other liabilities	340	270
Asset-backed securities issued
Residential	3,370	3,590
Multifamily	3,543	2,047
Long-term debt, net	2,573	2,573
Total liabilities	12,288	10,643

Stockholders’ equity	1,564	1,550

Total liabilities and equity	$13,852	$12,193

(1)
Our consolidated balance sheets include assets of consolidated variable interest entities (“VIEs”) that can only be used to settle obligations of these VIEs and liabilities of consolidated VIEs for which creditors do not have recourse to the primary beneficiary (Redwood Trust, Inc.). At June 30, 2019 and March 31, 2019, assets of consolidated VIEs totaled $7.9 billion and $6.6 billion, respectively, and liabilities of consolidated VIEs totaled $7.2 billion and $5.9 billion, respectively. See Table 10 in the Financial Tables section of this Redwood Review for additional detail on consolidated VIEs.

Ñ
Over the past several quarters, we have invested in several securitizations that we were required to consolidate under GAAP. See Table 9 in the Financial Tables section of this Redwood Review for additional information on these securitizations and other entities that we consolidate.

THE REDWOOD REVIEW I 2ND QUARTER 2019
19

Q U A R T E R L Y O V E R V I E W

Recourse Financing
We finance our business with a diversified mix of long-term and short-term recourse debt. The following charts present the composition of our recourse debt and its characteristics at the end of the second quarter:

Borrowing Type	Average Cost of Funds	Average Remaining Term (yrs.)

FHLBC Borrowings	2.6%	6
Unsecured Corporate Debt	6.1%	6
Mortgage Warehouse	4.2%	<1
Securities Repurchase	3.6%	<1

Weighted Average Cost of Funds	3.7%

Ñ
Our unsecured corporate debt is comprised of $200 million of 5.625% convertible notes due in 2024, $245 million of 4.75% convertible notes due in 2023, $201 million of 5.625% exchangeable notes due in 2019, and $140 million of trust-preferred securities due in 2037 (that we hedge to yield approximately 6.9%).

Ñ
Our FHLBC borrowings and securities repurchase debt are used to finance our whole loan and securities investments, respectively, and we utilize mortgage warehouse facilities to finance our mortgage banking activities and investments in business purpose residential loans. These are discussed in further detail in the following sections.

Ñ
Our recourse debt to equity leverage ratio increased to 3.1x at the end of the second quarter from 2.9x at the end of the first quarter, primarily resulting from an increase in security repurchase debt, as we added financing on certain multifamily securities, and were also able to improve financing terms on our business purpose loan investments.

Ñ	In addition to our recourse financing, we have non-recourse ABS debt issued by securitization entities and other non-recourse short-term securitization debt that we consolidate.

_____________________

(1)	See Table 7 in the Financial Tables section of this Redwood Review for details of how our recourse debt to equity leverage ratio is calculated.

THE REDWOOD REVIEW I 2ND QUARTER 2019
20

Q U A R T E R L Y O V E R V I E W

Residential Loan Investments

Ñ
At June 30, 2019, we had $2.4 billion of residential loans held-for-investment. These loans are prime-quality, first lien jumbo loans, most of which were originated between 2013 and 2019. At June 30, 2019, 88% of these loans were fixed rate and the remainder were hybrid, and in aggregate, had a weighted average coupon of 4.16%.

Ñ
At June 30, 2019, the weighted average FICO score of borrowers backing these loans was 768 (at origination) and the weighted average loan-to-value ("LTV") ratio of these loans was 66% (at origination). At June 30, 2019, 0.05% of these loans (by unpaid principal balance) were more than 90 days delinquent.

Ñ
We finance our residential loan investments with $2.0 billion of variable-rate FHLB debt through our FHLB-member subsidiary. In connection with these borrowings, our FHLB-member subsidiary is required to hold $43 million of FHLB stock.

Ñ	We seek to minimize the interest rate risk in this portfolio by using a combination of swaps, TBAs, and other derivative instruments.

THE REDWOOD REVIEW I 2ND QUARTER 2019
21

Q U A R T E R L Y O V E R V I E W

Securities Portfolio
The following table presents the fair value of our real estate securities at June 30, 2019.

Securities Portfolio - By Source and Security Type
June 30, 2019
($ in millions)
	Interest-Only Securities	Senior	Mezzanine	Subordinate	Total	% of Total Securities

Sequoia (1)	$62	$—	$232	$182	$476	22%
Re-performing (2)	29	28	245	105	407	19%
Agency CRT	—	—	—	209	209	10%
Other third-party	—	121	111	86	318	15%

Total residential securities	$91	$149	$588	$582	$1,410	66%

Multifamily securities (3)	—	—	552	183	735	34%
Total securities portfolio	$91	$149	$1,140	$765	$2,145	100%

(1)
Presents securities retained from our Sequoia securitizations that were issued from 2012 through 2019. These securities included $13 million of interest-only securities, $155 million of mezzanine securities, and $50 million of subordinate securities retained from our Sequoia Choice securitizations, which were consolidated for GAAP purposes.

(2)	Re-performing securities included $243 million of mezzanine and subordinate securities issued from an Agency residential securitization that is consolidated for GAAP purposes.

(3)	Multifamily securities included $24 million of mezzanine securities and $183 million of subordinate securities issued from Agency multifamily securitizations that are consolidated for GAAP purposes.
At June 30, 2019, our securities consisted of fixed-rate assets (87%), adjustable-rate assets (10%), hybrid assets that reset within the next year (2%), and hybrid assets that reset between 12 and 36 months (1%). For the portions of our securities portfolio that are sensitive to changes in interest rates, we seek to minimize this interest rate risk by using various derivative instruments.
We finance our holdings of real estate securities with a combination of capital and collateralized debt in the form of repurchase (or “repo”) financing. At June 30, 2019, we had short-term debt incurred through repurchase facilities totaling $1.2 billion with 10 separate counterparties, which was secured by $1.5 billion of real estate securities. The remaining $643 million of securities were financed with capital.

THE REDWOOD REVIEW I 2ND QUARTER 2019
22

Q U A R T E R L Y O V E R V I E W

The following table presents the fair value of our real estate securities that are financed with repurchase debt, at June 30, 2019.

Real Estate Securities Financed with Repurchase Debt
June 30, 2019
($ in millions, except weighted average price)
	Real Estate Securities (3)	Repurchase Debt	Allocated Capital	Weighted Average Price (1)	Financing Haircut (2)

Residential securities
Senior	$149	$(136)	$13	$102	9%
Mezzanine	569	(463)	106	97	19%
Subordinate	50	(41)	9	97	18%
Total residential securities	767	(640)	128
Multifamily securities	735	(575)	160	88	22%

Total	$1,502	$(1,214)	$288	$93	19%

(1)	GAAP fair value per $100 of principal.

(2)	Allocated capital divided by GAAP fair value.

(3)	Includes $148 million, $203 million, and $207 million of securities we owned that were issued by consolidated Sequoia Choice, Freddie Mac SLST, and Freddie Mac K-Series securitizations, respectively.

Ñ
In addition to the allocated capital listed in the table above that directly supports our repurchase facilities (i.e., “the haircut”), we continue to hold a designated amount of supplemental risk capital available for potential margin calls or future obligations relating to these facilities.

Ñ	Additional information on the residential securities we own is set forth in Table 9 in the Financial Tables section of this Redwood Review.
Business Purpose Residential Loan Investments

Ñ	At June 30, 2019, our $159 million of business purpose residential loans held-for-investment were comprised of short-term, residential bridge loans, which were originated in 2018 and 2019.

Ñ
At June 30, 2019, the portfolio contained 274 loans with a weighted average coupon of 9.08% and a weighted average LTV ratio of 74% (at origination). At June 30, 2019, 11 of these loans with a cumulative unpaid principal balance and fair value of $12 million were more than 90 days delinquent. These delinquent loans had a weighted average LTV ratio of 85% (at origination), and we currently expect to recover the full carrying amount of these loans. Since June 30, 2019, two of these loans with a cumulative unpaid principal balance and fair value of $6 million were resolved with full repayment of principal, regular interest and expenses.

THE REDWOOD REVIEW I 2ND QUARTER 2019
23

Q U A R T E R L Y O V E R V I E W

Ñ	We finance our business purpose residential loan investments with warehouse debt that had a balance of $120 million at June 30, 2019.

Ñ	At June 30, 2019, our business purpose residential warehouse capacity for financing residential bridge loans totaled $330 million across four separate counterparties.
Other Investments

Ñ
At June 30, 2019, our other investments were primarily comprised of $259 million of servicer advance investments ($67 million of capital invested, net of non-recourse securitization debt collateralized by servicing-related assets), $47 million of MSRs retained from our Sequoia securitizations, $34 million of excess servicing investments, and a $29 million investment in a light-renovation multifamily loan fund.

Residential Loans Held-for-Sale

Ñ
At June 30, 2019, we had $1.1 billion of residential mortgages held-for-sale financed with $638 million of warehouse debt. These loans included $515 million of Select loans and $542 million of expanded-prime Choice loans.

Ñ	Our residential warehouse capacity at June 30, 2019 totaled $1.4 billion across four separate counterparties.

Ñ	At June 30, 2019, our pipeline of jumbo residential loans identified for purchase was $1.0 billion.

Ñ
We seek to minimize the exposure we have to interest rates on our loan pipeline (for loans both on balance sheet and identified for purchase) by using a combination of TBAs, interest rate swaps, and other derivative instruments.

Ñ	At June 30, 2019, we had 481 loan sellers, which included 186 jumbo sellers and 295 MPF Direct sellers from various FHLB districts.
Business Purpose Residential Loans Held-for-Sale

Ñ
At June 30, 2019, we had $92 million of business purpose residential loans held-for-sale that were financed with $54 million of short-term warehouse debt. All of these loans were collateralized by single-family rental properties.

Ñ	At June 30, 2019, the weighted average coupon on these loans was 5.54% and the LTV ratio was 66% (at origination).

Ñ	At June 30, 2019, our business purpose residential warehouse capacity for financing single-family rental loans totaled $400 million across two separate counterparties.

Ñ	We seek to minimize the exposure we have to interest rates on our business purpose loan pipeline by using interest rate swaps and other derivative instruments.

THE REDWOOD REVIEW I 2ND QUARTER 2019
24

G L O S S A R Y

Financial Tables

Redwood Trust

Celebrating 25 Years

53

THE REDWOOD REVIEW I 2ND QUARTER 2019
25

Table 1: GAAP Earnings (in thousands, except per share data)

	2019 Q2	2019 Q1	2018 Q4	2018 Q3	2018 Q2	2018 Q1	2017 Q4	2017 Q3	2017 Q2	Six Months 2019	Six Months 2018
Interest income	$146,483	$129,111	$116,858	$96,074	$79,128	$72,559	$67,370	$58,106	$54,419	$275,594	$151,687
Discount amortization on securities, net	2,059	1,930	2,867	3,323	3,848	4,060	4,098	4,631	4,805	3,989	7,908
Total interest income	148,542	131,041	119,725	99,397	82,976	76,619	71,468	62,737	59,224	279,583	159,595
Interest expense on short-term debt	(21,141)	(19,090)	(16,567)	(14,146)	(12,666)	(10,424)	(9,841)	(7,158)	(6,563)	(40,231)	(23,090)
Interest expense on short-term convertible notes (1)	(3,134)	(3,128)	(1,594)	—	(509)	(3,011)	(3,025)	(3,024)	(2,787)	(6,262)	(3,520)
Interest expense on ABS issued from consolidated trusts	(70,113)	(55,295)	(44,258)	(27,421)	(16,349)	(11,401)	(7,917)	(3,956)	(3,705)	(125,408)	(27,750)
Interest expense on long-term debt	(21,832)	(21,763)	(22,542)	(22,784)	(18,689)	(16,678)	(15,325)	(13,305)	(11,179)	(43,595)	(35,367)
Total interest expense	(116,220)	(99,276)	(84,961)	(64,351)	(48,213)	(41,514)	(36,108)	(27,443)	(24,234)	(215,496)	(89,727)
Net interest income	32,322	31,765	34,764	35,046	34,763	35,105	35,360	35,294	34,990	64,087	69,868
Non-interest income
Mortgage banking activities, net	19,160	12,309	11,170	11,224	10,596	26,576	3,058	21,200	12,046	31,469	37,172
Investment fair value changes, net	3,138	20,159	(38,519)	10,332	889	1,609	384	324	8,115	23,297	2,498
Realized gains, net	2,827	10,686	5,689	7,275	4,714	9,363	4,546	1,734	1,372	13,513	14,077
Other income, net	2,407	3,587	3,981	3,453	3,322	2,118	2,963	2,812	3,764	5,994	5,440
Total non-interest income (loss), net	27,532	46,741	(17,679)	32,284	19,521	39,666	10,951	26,070	25,297	74,273	59,187
Fixed compensation expense	(9,252)	(8,205)	(6,309)	(5,922)	(5,775)	(6,439)	(5,555)	(5,233)	(5,321)	(17,457)	(12,214)
Variable compensation expense	(4,021)	(4,402)	(934)	(4,923)	(1,825)	(6,907)	(5,861)	(6,467)	(4,313)	(8,423)	(8,732)
Equity compensation expense	(4,024)	(2,953)	(2,823)	(3,033)	(3,835)	(2,697)	(2,507)	(2,337)	(3,121)	(6,977)	(6,532)
Loan acquisition costs	(1,516)	(1,477)	(1,837)	(1,887)	(2,155)	(1,818)	(1,625)	(1,187)	(1,005)	(2,993)	(3,973)
Other operating expense	(7,442)	(6,122)	(7,350)	(5,725)	(5,419)	(5,169)	(4,819)	(4,698)	(4,881)	(13,564)	(10,588)
Total operating expenses	(26,255)	(23,159)	(19,253)	(21,490)	(19,009)	(23,030)	(20,367)	(19,922)	(18,641)	(49,414)	(42,039)
(Provision for) benefit from income taxes	(2,333)	(883)	1,255	(4,919)	(2,528)	(4,896)	4,989	(5,262)	(5,322)	(3,216)	(7,424)
Net income (loss)	$31,266	$54,464	$(913)	$40,921	$32,747	$46,845	$30,933	$36,180	$36,324	$85,730	$79,592
Diluted average shares (2)	130,697	126,278	83,217	114,683	100,432	108,195	109,621	102,703	97,494	128,499	104,291
Diluted earnings (loss) per common share	$0.30	$0.49	$(0.02)	$0.42	$0.38	$0.50	$0.35	$0.41	$0.43	$0.78	$0.88

(1)
Represents interest expense on $201 million of exchangeable notes and $250 million of convertible notes, respectively, that were reclassified from Long-term debt to Short-term debt as the maturity of the notes was less than one year as of the dates presented. Convertible notes of $250 million were repaid in April 2018 and exchangeable notes of $201 million are due in November 2019.

(2)
Diluted average shares includes shares from the assumed conversion of our convertible and/or exchangeable debt in certain periods, in accordance with GAAP diluted EPS provisions. See Table 2 that follows for details of this calculation for the current and prior quarter and our respective Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K for prior periods.

THE REDWOOD REVIEW I 2ND QUARTER 2019	Table 1: GAAP Earnings 26

Table 2: GAAP and Non-GAAP Core Basic and Diluted Earnings (1) per Common Share (in thousands, except per share data)

	2019 Q2	2019 Q1
GAAP Earnings per Common Share ("EPS"):
Net income attributable to Redwood	$31,266	$54,464
Less: Dividends and undistributed earnings allocated to participating securities	(877)	(1,539)
Net income allocated to common shareholders for GAAP basic EPS	30,389	52,925
Incremental adjustment to dividends and undistributed earnings allocated to participating securities	(176)	—
Add back: Interest expense on convertible notes for the period, net of tax (2)	8,698	8,687
Net income allocated to common shareholders for GAAP diluted EPS	$38,911	$61,612

Basic weighted average common shares outstanding	96,984	92,685
Net effect of dilutive equity awards	271	150
Net effect of assumed convertible notes conversion to common shares (2)	33,443	33,443
Diluted weighted average common shares outstanding	130,697	126,278

GAAP Basic Earnings per Common Share	$0.31	$0.57
GAAP Diluted Earnings per Common Share	$0.30	$0.49

Non-GAAP Core Earnings per Common Share:
Non-GAAP core earnings	$43,030	$38,022
Less: Dividends and undistributed earnings allocated to participating securities	(1,211)	(1,074)
Non-GAAP core earnings allocated to common shareholders for core basic EPS	41,819	36,948
Incremental adjustment to dividends and undistributed earnings allocated to participating securities	(92)	(121)
Add back: Interest expense on convertible notes for the period, net of tax (2)	8,698	8,687
Non-GAAP core earnings allocated to common shareholders for core diluted EPS	$50,425	$45,514

Basic weighted average common shares outstanding	96,984	92,685
Net effect of dilutive equity awards	271	150
Net effect of assumed convertible notes conversion to common shares (2)	33,443	33,443
Diluted weighted average common shares outstanding	130,698	126,278

Non-GAAP Core Basic Earnings per Common Share	$0.43	$0.40
Non-GAAP Core Diluted Earnings per Common Share	$0.39	$0.36

(1)	A reconciliation of GAAP net income to non-GAAP core earnings and a definition of core earnings is included in the Non-GAAP Measurements section of the Appendix.

(2)
Certain convertible notes were determined to be dilutive in the periods presented and were included in the calculations of diluted EPS under the "if-converted" method. Under this method, the periodic interest expense (net of applicable taxes) for dilutive notes is added back to the numerator and the number of shares that the notes are entitled to (if converted, regardless of whether they are in or out of the money) are included in the denominator.

THE REDWOOD REVIEW I 2ND QUARTER 2019	Table 2: GAAP and Non-GAAP Core Earnings per Basic and Diluted Common Share 27

Table 3: Segment Results ($ in thousands)

	2019 Q2	2019 Q1	2018 Q4	2018 Q3	2018 Q2	2018 Q1	2017 Q4	2017 Q3	2017 Q2	Six Months 2019	Six Months 2018
Investment Portfolio
Net interest income
Residential loans
At Redwood	$11,115	$11,022	$11,659	$12,478	$13,842	$15,842	$16,032	$16,916	$18,461	$22,137	$29,684
At consolidated Sequoia Choice entities	3,694	3,549	3,608	2,880	2,002	1,386	836	22	—	7,243	3,388
At consolidated Freddie Mac SLST entity	3,038	3,047	1,297	—	—	—	—	—	—	6,085	—
Business purpose residential loans	1,740	1,521	1,861	974	—	—	—	—	—	3,261	—
Residential securities	14,304	14,291	17,700	19,412	19,700	19,778	20,287	19,342	18,163	28,595	39,478
Multifamily and commercial investments	4,063	3,964	3,296	2,209	1,860	1,888	1,749	1,298	1,978	8,027	3,748
Other investments	182	171	913	751	161	—	—	—	—	353	161
Total net interest income	38,136	37,565	40,334	38,704	37,565	38,894	38,904	37,578	38,602	75,701	76,459

Non-interest income
Investment fair value changes, net	3,297	20,556	(38,449)	10,566	1,600	1,590	4,568	1,372	9,115	23,853	3,190
Other income, net	2,874	1,221	3,659	3,334	3,322	2,118	2,963	2,812	3,764	4,095	5,440
Realized gains	2,827	10,686	5,689	7,275	4,714	9,363	4,546	1,734	2,124	13,513	14,077
Total non-interest income, net	8,998	32,463	(29,101)	21,175	9,636	13,071	12,077	5,918	15,003	41,461	22,707

Operating expenses	(2,258)	(2,661)	(3,833)	(2,659)	(1,858)	(2,007)	(1,657)	(1,324)	(1,454)	(4,919)	(3,865)
(Provision for) benefit from income taxes	(896)	(342)	1,117	(2,840)	(1,130)	(888)	(838)	(433)	(2,320)	(1,238)	(2,018)
Segment contribution	$43,980	$67,025	$8,517	$54,380	$44,213	$49,070	$48,486	$41,739	$49,831	$111,005	$93,283

Mortgage Banking
Net interest income	$4,757	$4,813	$5,015	$6,890	$5,455	$6,760	$6,887	$6,491	$4,012	$9,570	$12,215
Non-interest income
Mortgage banking activities	19,160	12,309	11,170	11,224	10,596	26,576	3,058	21,200	12,046	31,469	37,172
Other income (expense), net	(156)	(167)	—	—	—	—	—	—	—	(323)	—
Total non-interest income, net	19,004	12,142	11,170	11,224	10,596	26,576	3,058	21,200	12,046	31,146	37,172

Operating expenses	(11,571)	(8,104)	(7,231)	(6,570)	(5,739)	(8,632)	(7,104)	(6,107)	(6,021)	(19,675)	(14,371)
Benefit from (provision for) income taxes	(1,437)	(541)	138	(2,079)	(1,398)	(4,008)	5,827	(4,829)	(3,002)	(1,978)	(5,406)
Segment contribution	$10,753	$8,310	$9,092	$9,465	$8,914	$20,696	$8,668	$16,755	$7,035	$19,063	$29,610

Corporate/other	(23,467)	(20,871)	(18,522)	(22,924)	(20,380)	(22,921)	(26,221)	(22,314)	(20,542)	(44,338)	(43,301)
GAAP net income (loss)	$31,266	$54,464	$(913)	$40,921	$32,747	$46,845	$30,933	$36,180	$36,324	$85,730	$79,592

THE REDWOOD REVIEW I 2ND QUARTER 2019	Table 3: Segment Results 28

Table 4: Segment Assets and Liabilities ($ in thousands)

	June 30, 2019				March 31, 2019
	Investment Portfolio	Mortgage Banking	Corporate/ Other	Total	Investment Portfolio	Mortgage Banking	Corporate/ Other	Total
Residential loans
At Redwood	$2,395,314	$1,047,856	$—	$3,443,170	$2,427,018	$797,073	$—	$3,224,091
At consolidated Sequoia entities	2,147,356	—	457,750	2,605,106	2,333,248	—	488,645	2,821,893
At consolidated Freddie Mac SLST entity	1,235,089	—	—	1,235,089	1,228,317	—	—	1,228,317
Business purpose residential loans	159,353	91,501	—	250,854	103,916	56,696	—	160,612
Multifamily loans at consolidated entities	3,749,657	—	—	3,749,657	2,175,899	—	—	2,175,899
Real estate securities	1,477,486	—	—	1,477,486	1,543,152	—	—	1,543,152
Other investments	369,900	2,230	—	372,130	411,853	2,345	—	414,198
Cash and cash equivalents	66,263	8,444	143,438	218,145	45,263	1,530	154,044	200,837
Other assets	190,001	75,086	234,862	499,949	175,613	84,952	163,795	424,360
Total assets	$11,790,419	$1,225,117	$836,050	$13,851,586	$10,444,279	$942,596	$806,484	$12,193,359

Short-term debt
Mortgage loan warehouse debt	$—	$638,055	$—	$638,055	$—	$526,341	$—	$526,341
Security repurchase facilities	1,213,920	—	—	1,213,920	1,081,079	—	—	1,081,079
Business purpose residential loan warehouse facilities	120,445	53,998	—	174,443	61,593	44,736	—	106,329
Servicer advance financing	236,231	—	—	236,231	249,557	—	—	249,557
Convertible notes, net	—	—	200,236	200,236	—	—	199,925	199,925
Other liabilities	182,390	29,897	126,080	338,367	127,221	30,626	112,049	269,896
ABS issued	6,464,267	—	448,862	6,913,129	5,157,645	—	479,999	5,637,644
Long-term debt, net	1,999,999	—	573,174	2,573,173	1,999,999	—	572,662	2,572,661
Total liabilities	$10,217,252	$721,950	$1,348,352	$12,287,554	$8,677,094	$601,703	$1,364,635	$10,643,432

THE REDWOOD REVIEW I 2ND QUARTER 2019	Table 4: Segment Assets and Liabilities 29

Table 5: Changes in Book Value per Share ($ in per share)

	2019 Q2	2019 Q1	2018 Q4	2018 Q3	2018 Q2	2018 Q1	2017 Q4	2017 Q3	2017 Q2	Six Months 2019	Six Months 2018

Beginning book value per share	$16.00	$15.89	$16.42	$16.23	$16.12	$15.83	$15.67	$15.29	$15.13	$15.89	$15.83
Earnings	0.30	0.49	(0.02)	0.42	0.38	0.50	0.35	0.41	0.43	0.78	0.88
Changes in unrealized gains on securities, net, from:
Realized gains recognized in earnings	(0.02)	(0.08)	(0.07)	(0.05)	(0.05)	(0.09)	(0.03)	(0.03)	(0.02)	(0.10)	(0.14)
Amortization income recognized in earnings	(0.02)	(0.02)	(0.03)	(0.03)	(0.04)	(0.04)	(0.04)	(0.05)	(0.05)	(0.03)	(0.08)
Mark-to-market adjustments, net	0.11	0.10	0.06	0.01	0.01	—	0.12	0.27	0.09	0.21	0.01
Total change in unrealized gains on securities, net	0.07	—	(0.04)	(0.07)	(0.08)	(0.13)	0.05	0.19	0.02	0.08	(0.21)
Dividends	(0.30)	(0.30)	(0.30)	(0.30)	(0.30)	(0.28)	(0.28)	(0.28)	(0.28)	(0.60)	(0.58)
Issuance of common stock	—	(0.05)	—	0.01	—	—	—	—	—	(0.05)	—
Share repurchases	—	—	—	—	—	0.01	—	—	—	—	0.01
Equity compensation, net	0.02	(0.02)	(0.07)	0.03	0.03	0.03	(0.02)	0.02	—	0.01	0.06
Changes in unrealized losses on derivatives hedging long-term debt	(0.10)	(0.06)	(0.09)	0.06	0.05	0.11	0.02	—	(0.03)	(0.17)	0.16
Other, net	0.02	0.05	(0.01)	0.04	0.03	0.05	0.04	0.04	0.02	0.07	0.08

Ending book value per share	$16.01	$16.00	$15.89	$16.42	$16.23	$16.12	$15.83	$15.67	$15.29	$16.01	$16.23

Economic return on book value (1)	1.9%	2.6%	(1.4)%	3.0%	2.5%	3.6%	2.8%	4.3%	2.9%	4.5%	6.2%

(1)	Economic return on book value is based on the periodic change in GAAP book value per common share plus dividends declared per common share during the period.

THE REDWOOD REVIEW I 2ND QUARTER 2019	Table 5: Changes in Book Value per Share 30

Table 6: Taxable and GAAP Income (1) Differences and Dividends (In thousands, except for per share data)

	Estimated Six Months 2019 (2)			Estimated Twelve Months 2018 (2)			Actual Twelve Months 2017 (2)
	Taxable Income	GAAP Income	Differences	Taxable Income	GAAP Income	Differences	Taxable Income	GAAP Income	Differences
Taxable and GAAP Income Differences
Interest income	$151,207	$279,583	$(128,376)	$265,753	$378,717	$(112,964)	$225,079	$248,057	$(22,978)
Interest expense	(90,171)	(215,496)	125,325	(139,588)	(239,039)	99,451	(89,662)	(108,816)	19,154
Net interest income	61,036	64,087	(3,051)	126,165	139,678	(13,513)	135,417	139,241	(3,824)
Realized credit losses	(580)	—	(580)	(1,738)	—	(1,738)	(3,442)	—	(3,442)
Mortgage banking activities, net	29,976	31,469	(1,493)	57,297	59,566	(2,269)	44,143	53,908	(9,765)
Investment fair value changes, net	950	23,297	(22,347)	4,995	(25,689)	30,684	(11,191)	10,374	(21,565)
Operating expenses	(47,027)	(49,414)	2,387	(78,890)	(82,782)	3,892	(73,203)	(77,156)	3,953
Other income (expense), net	9,744	5,994	3,750	17,254	12,874	4,380	31,325	12,436	18,889
Realized gains, net	22,534	13,513	9,021	43,099	27,041	16,058	(736)	13,355	(14,091)
(Provision for) benefit from income taxes	(267)	(3,216)	2,949	(534)	(11,088)	10,554	(516)	(11,752)	11,236
Income	$76,366	$85,730	$(9,364)	$167,648	$119,600	$48,048	$121,797	$140,406	$(18,609)

REIT taxable income	$53,322			$110,092			$90,122
Taxable income at taxable subsidiaries	23,044			57,556			31,675
Taxable income	$76,366			$167,648			$121,797

Shares used for taxable EPS calculation	97,715			84,884			76,600
REIT taxable income per share	$0.55			$1.38			$1.17
Taxable income (loss) per share at taxable subsidiaries	$0.24			$0.74			$0.42
Taxable income per share (3)	$0.79			$2.12			$1.59

Dividends
Dividends declared	$58,304			$94,134			$86,271
Dividends per share (4)	$0.60			$1.18			$1.12

(1)
Taxable income for 2018 and 2019 are estimates until we file our tax returns for these years. To the extent we expect to pay tax at the corporate level (generally as a result of activity at our taxable REIT subsidiaries), we are required to record a tax provision for GAAP reporting purposes. Any tax provision (or benefit) is not necessarily the actual amount of tax currently due (or receivable as a refund) as a portion of our provision (or benefit) is deferred in nature. It is our intention to retain any excess inclusion income generated in 2019 at our TRS and not pass it through to our shareholders.

(2)	Reconciliation of GAAP income to taxable income (loss) for prior quarters is provided in the respective Redwood Reviews for those quarters.

(3)	Taxable income (loss) per share is based on the number of shares outstanding at the end of each quarter. The annual taxable income (loss) per share is the sum of the quarterly per share estimates.

(4)
Dividends in 2018 are expected to be characterized as 69% ordinary dividend income (or $65 million) and 31% long-term capital gain dividend income (or $29 million). Dividends in 2017 were characterized as 71% ordinary dividend income (or $61 million) and 29% qualified dividend income (or $25 million).

THE REDWOOD REVIEW I 2ND QUARTER 2019	Table 6: Taxable and GAAP Income Differences and Dividends 31

Table 7: Financial Ratios and Book Value ($ in thousands, except per share data)

	2019 Q2	2019 Q1	2018 Q4	2018 Q3	2018 Q2	2018 Q1	2017 Q4	2017 Q3	2017 Q2	Six Months 2019	Six Months 2018
Financial performance ratios
Net interest income	$32,322	$31,765	$34,764	$35,046	$34,763	$35,105	$35,360	$35,294	$34,990	$64,087	$69,868
Operating expenses	$(26,255)	$(23,159)	$(19,253)	$(21,490)	$(19,009)	$(23,030)	$(20,367)	$(19,922)	$(18,641)	$(49,414)	$(42,039)
GAAP net income	$31,266	$54,464	$(913)	$40,921	$32,747	$46,845	$30,933	$36,180	$36,324	$85,730	$79,592
Average total assets	$13,596,337	$11,795,343	$10,163,283	$8,503,749	$7,134,026	$6,922,611	$6,652,937	$5,851,133	$5,685,460	$12,700,815	$7,028,903
Average total equity	$1,556,850	$1,452,282	$1,342,967	$1,331,497	$1,226,735	$1,218,015	$1,207,879	$1,189,540	$1,167,438	$1,504,855	$1,222,399
Operating expenses / total capital	4.49%	3.99%	3.63%	4.03%	3.80%	5.13%	4.56%	4.47%	4.22%	4.23%	4.21%
Operating expenses / average total equity	6.75%	6.38%	5.73%	6.46%	6.20%	7.56%	6.74%	6.70%	6.39%	6.57%	6.88%
GAAP net income / average equity (GAAP ROE)	8.03%	15.00%	(0.27)%	12.29%	10.68%	15.38%	10.24%	12.17%	12.45%	11.39%	13.02%

Leverage ratios and book value per share
Short-term debt	$2,227,183	$1,914,514	$2,138,686	$1,424,275	$1,426,288	$1,504,460	$1,938,682	$1,238,196	$1,294,807
Long-term debt – Other	2,584,499	2,584,499	2,584,499	2,785,264	2,785,264	2,585,264	2,585,264	2,585,264	2,340,264
Total debt at Redwood	$4,811,682	$4,499,013	$4,723,185	$4,209,539	$4,211,552	$4,089,724	$4,523,946	$3,823,460	$3,635,071
At consolidated securitization entities
ABS issued	6,913,129	5,637,644	5,410,073	3,406,985	1,929,662	1,542,087	1,164,585	944,288	692,606
Non-recourse short-term debt	237,363	251,875	265,637	—	—	—	—	—	—
Total ABS and non-recourse short-term debt	$7,150,492	$5,889,519	$5,675,710	$3,406,985	$1,929,662	$1,542,087	$1,164,585	$944,288	$692,606
Consolidated debt (1)	$11,962,174	$10,388,532	$10,398,895	$7,616,524	$6,141,214	$5,631,811	$5,688,531	$4,767,748	$4,327,677
Stockholders' equity	$1,564,032	$1,549,927	$1,348,794	$1,361,327	$1,228,955	$1,219,983	$1,212,287	$1,208,640	$1,179,424
Total capital (2)	$2,337,442	$2,322,515	$2,120,572	$2,132,298	$1,999,177	$1,795,572	$1,787,701	$1,783,301	$1,765,784
Recourse debt at Redwood to stockholders' equity (3)	3.1x	2.9x	3.5x	3.1x	3.4x	3.4x	3.7x	3.2x	3.1x
Consolidated debt to stockholders' equity	7.6x	6.7x	7.7x	5.6x	5.0x	4.6x	4.7x	3.9x	3.7x
Shares outstanding at period end (in thousands)	97,715	96,866	84,884	82,930	75,743	75,703	76,600	77,123	77,117
Book value per share	$16.01	$16.00	$15.89	$16.42	$16.23	$16.12	$15.83	$15.67	$15.29

(1)	Amounts presented in Consolidated debt above do not include deferred issuance costs or debt discounts.

(2)	Our total capital of $2.3 billion at June 30, 2019 included $1.6 billion of equity capital and $0.8 billion of unsecured corporate debt.

(3)	Excludes ABS issued and non-recourse debt at consolidated entities. See Table 10 for additional detail on our ABS issued and short-term debt at consolidated entities.

THE REDWOOD REVIEW I 2ND QUARTER 2019	Table 7: Financial Ratios and Book Value 32

Table 8: Loans and Securities Activity ($ in thousands)

	2019 Q2	2019 Q1	2018 Q4	2018 Q3	2018 Q2	2018 Q1	2017 Q4	2017 Q3	2017 Q2	Six Months 2019	Six Months 2018
Residential Loans, Held-for-Sale
Beginning carrying value	$819,221	$1,048,801	$866,444	$1,104,660	$1,130,185	$1,427,945	$925,681	$837,371	$376,607	$1,048,801	$1,427,945
Acquisitions	1,561,752	982,929	1,562,573	1,804,125	1,951,566	1,815,294	1,950,180	1,462,116	1,221,051	2,544,681	3,766,860
Sales	(1,252,416)	(833,078)	(1,290,337)	(1,133,078)	(1,408,358)	(1,594,531)	(834,977)	(1,393,323)	(694,875)	(2,085,494)	(3,002,889)
Principal repayments	(32,401)	(17,425)	(14,862)	(21,198)	(14,612)	(17,017)	(14,771)	(16,436)	(9,273)	(49,826)	(31,629)
Transfers between portfolios	(43,250)	(366,672)	(81,639)	(896,129)	(561,710)	(507,616)	(601,554)	20,025	(61,922)	(409,922)	(1,069,326)
Changes in fair value, net	3,381	4,666	6,622	8,064	7,589	6,110	3,386	15,928	5,783	8,047	13,699
Ending fair value	$1,056,287	$819,221	$1,048,801	$866,444	$1,104,660	$1,130,185	$1,427,945	$925,681	$837,371	$1,056,287	$1,104,660

Residential Loans, HFI at Redwood (1)
Beginning carrying value	$2,404,870	$2,383,932	$2,320,662	$2,313,336	$2,375,785	$2,434,386	$2,268,802	$2,360,234	$2,350,013	$2,383,932	$2,434,386
Acquisitions	—	39,269	—	—	—	—	—	—	—	39,269	—
Sales	(2,780)	—	—	—	—	—	—	—	—	(2,780)	—
Principal repayments	(94,005)	(63,583)	(59,854)	(76,144)	(79,375)	(74,954)	(93,916)	(74,530)	(60,055)	(157,588)	(154,329)
Transfers between portfolios	43,250	17,144	81,639	100,533	31,936	55,775	273,994	(20,045)	61,922	60,394	87,711
Changes in fair value, net	35,548	28,108	41,485	(17,063)	(15,010)	(39,422)	(14,494)	3,143	8,354	63,656	(54,432)
Ending fair value	$2,386,883	$2,404,870	$2,383,932	$2,320,662	$2,313,336	$2,375,785	$2,434,386	$2,268,802	$2,360,234	$2,386,883	$2,313,336

Business Purpose Residential Loans
Beginning carrying value	$160,612	$141,258	$115,620	$—	$—	$—	$—	$—	$—	$141,258	$—
Originations	134,133	35,968	—	—	—	—	—	—	—	170,101	—
Acquisitions	—	29,093	41,563	126,214	—	—	—	—	—	29,093	—
Sales	(22,811)	(20,590)	—	—	—	—	—	—	—	(43,401)	—
Principal repayments	(22,939)	(20,992)	(16,469)	(10,912)	—	—	—	—	—	(43,931)	—
Transfers between portfolios	—	(4,996)	—	—	—	—	—	—	—	(4,996)	—
Changes in fair value, net	1,859	871	544	318	—	—	—	—	—	2,730	—
Ending fair value	$250,854	$160,612	$141,258	$115,620	$—	$—	$—	$—	$—	$250,854	$—

Securities
Beginning fair value	$1,543,152	$1,452,494	1,470,084	$1,453,936	$1,357,720	$1,476,510	$1,356,272	$1,218,503	$1,165,940	$1,452,494	$1,476,510
Acquisitions	91,960	157,472	132,457	161,534	223,022	144,465	204,733	188,138	116,860	249,432	367,487
Sales	(164,372)	(67,358)	(109,782)	(106,972)	(103,685)	(234,509)	(75,887)	(47,076)	(69,676)	(231,730)	(338,194)
Effect of principal repayments	(13,953)	(19,356)	(22,562)	(26,571)	(17,022)	(15,707)	(21,503)	(19,497)	(15,854)	(33,309)	(32,729)
Transfers between portfolios	(4,951)	—	(6,090)	(11,091)	—	—	—	—	—	(4,951)	—
Change in fair value, net	25,650	19,900	(11,613)	(752)	(6,099)	(13,039)	12,895	16,204	21,233	45,550	(19,138)
Ending fair value	$1,477,486	$1,543,152	$1,452,494	$1,470,084	$1,453,936	$1,357,720	$1,476,510	$1,356,272	$1,218,503	$1,477,486	$1,453,936

(1)	Amounts presented include loans held-for-investment at Redwood that are financed at FHLB and exclude loans from consolidated securitization entities.

THE REDWOOD REVIEW I 2ND QUARTER 2019	Table 8: Loans and Securities Activity 33

Table 9: Investment Portfolio Detailed Balances ($ in thousands)

	2019 Q2	2019 Q1	2018 Q4	2018 Q3	2018 Q2	2018 Q1	2017 Q4	2017 Q3	2017 Q2
Residential Loans Held-for-Investment at Redwood	$2,386,883	$2,404,870	$2,383,932	$2,320,662	$2,313,336	$2,375,785	$2,434,386	$2,268,802	$2,360,234
Business Purpose (Residential Bridge) Loans Held-for-Investment	159,353	103,916	112,798	95,515	—	—	—	—	—

Securities with Sub-Categories
Residential
Senior - New Issue	76,923	79,389	48,553	48,076	49,099	—	—	—	—
Senior - Legacy	44,467	47,755	87,615	114,628	147,490	165,610	179,863	192,265	201,667
Senior - IO	49,019	57,542	62,601	64,673	64,018	53,957	38,990	40,671	35,529
Mezzanine - New issue	187,947	238,685	207,124	210,110	221,586	210,567	325,162	328,659	331,045
Subordinate - New issue	205,074	197,845	202,646	251,655	232,047	208,417	224,581	209,554	195,039
Subordinate - Agency CRT	208,603	274,112	276,894	235,720	239,767	245,654	300,713	286,780	229,510
Subordinate - Legacy	13,986	15,163	15,993	16,255	17,950	19,707	22,586	26,920	30,333
Re-performing	163,545	120,415	121,989	111,713	83,194	76,800	60,590	28,352	25,071
Multifamily (mezzanine)	527,922	512,246	429,079	417,254	398,785	377,008	324,025	243,071	170,309
Total Securities on Balance Sheet	1,477,486	1,543,152	1,452,494	1,470,084	1,453,936	1,357,720	1,476,510	1,356,272	1,218,503

Sequoia Choice Securities (1)	217,912	215,892	194,372	194,739	133,718	87,381	77,922	30,975	—
Freddie Mac SLST Securities (1)	243,323	235,285	228,921	—	—	—	—	—	—
Freddie Mac K-Series Securities (1)	206,600	128,642	125,523	66,559	—	—	—	—	—
Adjusted Total Securities	2,145,321	2,122,971	2,001,310	1,731,382	1,587,654	1,445,101	1,554,432	1,387,247	1,218,503

Other Investments
Servicer Advance Investments	259,222	303,920	300,468	—	—	—	—	—	—
Mortgage Servicing Rights	47,396	55,284	60,281	63,785	64,674	66,496	63,598	62,928	63,770
Excess MSRs	33,620	28,992	27,312	—	—	—	—	—	—
Investment in Multifamily Loan Fund	28,678	22,416	—	—	—	—	—	—	—
Other	3,214	3,586	50,457	49,991	52,631	—	—	—	—
Total earning assets	$5,063,687	$5,045,955	$4,936,558	$4,261,335	$4,018,295	$3,887,382	$4,052,416	$3,718,977	$3,642,507

(1)	Represents securities retained from our consolidated Sequoia Choice securitizations and securities owned in consolidated Freddie Mac SLST and Freddie Mac K-Series securitizations.

THE REDWOOD REVIEW I 2ND QUARTER 2019	Table 9: Investment Portfolio Detailed Balances 34

Table 10: Consolidating Balance Sheet ($ in thousands)

	June 30, 2019							March 31, 2019
		Consolidated VIEs (1)							Consolidated VIEs (1)
	At Redwood (1)	Legacy Sequoia	Sequoia Choice	Freddie Mac SLST	Freddie Mac K-Series	Servicing Investment	Redwood Consolidated	At Redwood (1)	Legacy Sequoia	Sequoia Choice	Freddie Mac SLST	Freddie Mac K-Series	Servicing Investment	Redwood Consolidated
Residential loans	$3,443,170	$457,750	$2,147,356	$1,235,089	$—	$—	$7,283,365	$3,224,091	$488,645	$2,333,248	$1,228,317	$—	$—	$7,274,301
Business purpose residential loans	250,854	—	—	—	—	—	250,854	160,612	—	—	—	—	—	160,612
Multifamily loans	—	—	—	—	3,749,657	—	3,749,657	—	—	—	—	2,175,899	—	2,175,899
Real estate securities	1,477,486	—	—	—	—	—	1,477,486	1,543,152	—	—	—	—	—	1,543,152
Other investments	97,513	—	—	—		274,617	372,130	95,521	—	—	—		318,677	414,198
Cash and cash equivalents	198,752	—	—	—	—	19,393	218,145	189,462	—	—	—	—	11,375	200,837
Other assets (2)	446,126	2,363	8,960	3,786	11,317	27,397	499,949	394,640	3,202	9,630	3,861	6,587	6,440	424,360
Total assets	$5,913,901	$460,113	$2,156,316	$1,238,875	$3,760,974	$321,407	$13,851,586	$5,607,478	$491,847	$2,342,878	$1,232,178	$2,182,486	$336,492	$12,193,359
Short-term debt	$2,226,654	$—	$—	$—	$—	$236,231	$2,462,885	$1,913,674	$—	$—	$—	$—	$249,557	$2,163,231
Other liabilities	298,641	519	7,336	2,774	10,822	18,275	338,367	231,420	531	7,868	2,846	6,230	21,001	269,896
ABS issued	—	448,862	1,929,444	991,766	3,543,057	—	6,913,129	—	479,999	2,117,356	993,032	2,047,257	—	5,637,644
Long-term debt, net	2,573,173	—	—	—	—	—	2,573,173	2,572,661	—	—	—	—	—	2,572,661
Total liabilities	5,098,468	449,381	1,936,780	994,540	3,553,879	254,506	12,287,554	4,717,755	480,530	2,125,224	995,878	2,053,487	270,558	10,643,432

Equity	815,433	10,732	219,536	244,335	207,095	66,901	1,564,032	889,723	11,317	217,654	236,300	128,999	65,934	1,549,927
Total liabilities and equity	$5,913,901	$460,113	$2,156,316	$1,238,875	$3,760,974	$321,407	$13,851,586	$5,607,478	$491,847	$2,342,878	$1,232,178	$2,182,486	$336,492	$12,193,359

(1)
The format of this consolidating balance sheet is provided to more clearly delineate between the assets belonging to consolidated securitization entities that we are required to consolidate on our balance sheet in accordance with GAAP, but which are not legally ours, and the liabilities of these consolidated entities, which are payable only from the cash flows generated by their assets and are, therefore, non-recourse to us, and the assets that are legally ours and the liabilities of ours for which there is recourse to us.

(2)
At both June 30, 2019 and March 31, 2019, other assets at Redwood included a total of $43 million of assets held by third-party custodians and pledged as collateral to the GSEs in connection with credit risk-sharing arrangements relating to conforming residential loans. These pledged assets can only be used to settle obligations to the GSEs under these risk-sharing arrangements.

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D I V I D E N D S

Dividends
Summary
As a REIT, Redwood is required to distribute to shareholders at least 90% of its annual REIT taxable income, excluding net capital gains. To the extent Redwood retains REIT taxable income, including net capital gains, it is taxed at corporate tax rates. Redwood also earns taxable income at its taxable REIT subsidiaries (TRS), which it is not required to distribute.
Dividends Overview
In recent years, our Board of Directors has maintained a practice of paying regular quarterly dividends in excess of the amount required to comply with the provisions of the Internal Revenue Code applicable to REITs. In May 2019, the Board of Directors declared a regular dividend of $0.30 per share for the second quarter of 2019, which was paid on June 28, 2019 to shareholders of record on June 14, 2019.
Dividend Distribution Requirement
Our estimated REIT taxable income was $25 million, or $0.25 per share, for the second quarter of 2019 and $29 million, or $0.30 per share, for the first quarter of 2019. Under normal circumstances, our minimum REIT dividend requirement would be 90% of our annual REIT taxable income. However, we currently maintain a $39 million federal net operating loss carry forward (NOL) at the REIT that affords us the option of retaining REIT taxable income up to the NOL amount, tax free, rather than distributing it as dividends. Federal income tax rules require the dividends paid deduction to be applied to reduce REIT taxable income before the applicability of NOLs is considered. It is possible our estimated REIT taxable income will exceed our dividend distributions in 2019; therefore, we may utilize a portion of our NOL in 2019 and any remaining amount will carry forward into 2020.
Income Tax Characterization of Dividend for Shareholders
We currently expect all or nearly all of the distributions to shareholders in 2019 will be taxable as dividend income and a smaller portion, if any, will be a return of capital, which is generally non-taxable. Additionally, a portion of our 2019 dividend distributions are expected to be characterized as long-term capital gains for federal income tax purposes.
Beginning in 2018, the Tax Cuts and Jobs Act provides that individual taxpayers may generally deduct 20% of their ordinary REIT dividends from taxable income. This results in a maximum federal effective tax rate of 29.6% on an individual taxpayer's ordinary REIT dividends, compared to the highest marginal rate of 37%. This deduction does not apply to REIT dividends classified as qualified dividend income or long-term capital gain dividends, as those dividends are taxed at a maximum rate of 20% for individuals.

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Information about our non-GAAP financial measures is provided in this Appendix, which supplements the descriptions and information about these non-GAAP financial measures that is set forth in previous sections of this Redwood Review. In addition, this Appendix provides reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures to the extent those reconciliations are not otherwise set forth in the previous sections of this Redwood Review or in the Financial Tables in the Appendix to this Redwood Review.
What is Core Earnings?
Core earnings is a non-GAAP measure of Redwood’s earnings and results of operations. Specifically, management has defined core earnings as: GAAP net income adjusted to (i) eliminate the impact of quarterly mark-to-market changes on the fair value of long-term investments (and associated derivatives) related to changes in benchmark interest rates and credit spreads, (ii) include the cumulative net gains or losses on long-term investments accounted for as trading securities under GAAP that were sold during the period presented, net of any gains or losses from derivatives associated with the investments sold, and (iii) include the hypothetical income taxes associated with core earnings adjustments.
In addition, beginning with the first quarter of 2019, management has also excluded from core earnings several items related to our acquisition of 5 Arches. These items include: the exclusion of a one-time gain in the first quarter of 2019 associated with the re-measurement of our initial minority investment and purchase option in 5 Arches; ongoing adjustments to exclude amortization of intangible assets acquired in the 5 Arches transaction; and, beginning in the second quarter of 2019, changes in fair value of the contingent consideration liability related to the remaining purchase consideration for the 5 Arches platform.
What are the Core Earnings adjustments that relate to “eliminating the impact of quarterly mark-to-market changes on the fair value of long-term investments (and associated derivatives) related to changes in benchmark interest rates and credit spreads”?
Under GAAP there are quarterly mark-to-market changes in the value of our long-term investments in loans, trading securities, and other investments accounted for under the fair value option, as well as the associated derivatives, that result from changes in benchmark interest rates and credit spreads and which may not be reflective of the total return management would expect to earn from them over the longer-term. These mark-to-market changes, to the extent they do not reflect a change in basis or net interest paid or received on hedges, are eliminated from GAAP net income when management calculates Core Earnings.
Beginning with the first quarter of 2019, management updated its calculation of this adjustment for certain investments accounted for under the fair value option that have significant differences between expected cash interest and expected yield-to-maturity. For these assets management does not eliminate mark-to-market changes in value that are attributable to a change in basis from the expected receipt of future cash flows.

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•
Investments impacted by this change include certain multifamily mezzanine securities and B-pieces, residential securities relating to re-performing residential loans, our servicer advance investment and related excess spread investment, and beginning in the second quarter of 2019, we also included certain subordinate securities.

•
This change has been introduced because there is an increasing amount of these types of investments in Redwood’s portfolio and management believes this change represents a more precise method of eliminating mark-to-market changes in the value of these assets which may not be reflective of the total return management would expect to earn from them over the longer-term.

What are the Core Earnings adjustments that relate to “including the cumulative net gains or losses on long-term investments accounted for as trading securities under GAAP that were sold during the period presented, net of any gains or losses from derivatives associated with the investments sold”?
The core earnings adjustments to include cumulative net gains or losses from the sale of trading securities is to ensure that core earnings presents consistently the impact of the sales of investments regardless of whether they are accounted for under GAAP as (i) trading securities or (ii) available-for-sale securities, as outlined below.

•
Under GAAP, available-for-sale securities are reported at their fair value with periodic changes in fair value recognized through the balance sheet in Shareholders’ equity. When an available-for-sale security is sold, the cumulative gain or loss since purchase is recognized through the income statement, in Realized gains, net, in the period the sale occurred. As a result, any such cumulative gains or losses are reflected in core earnings in the period the sale occurred.

•
Under GAAP, trading securities are reported at their fair value with periodic changes in fair value recognized through the income statement in Investment fair value changes, net. Certain of these periodic changes in fair value (as described above) are excluded from core earnings. Core earnings includes an adjustment to include the cumulative net gains or losses (from purchase through the sale of the investment) for sold trading securities in the period they are sold. The result is to consistently present within core earnings the cumulative gains or losses from the sale of long-term investments, regardless of how they are accounted for under GAAP.

What are the Core Earnings adjustments that relate to Redwood’s acquisition of 5 Arches?
The adjustments related to our acquisition of 5 Arches, which was completed during the first quarter 2019, include the elimination of the one-time gain associated with the re-measurement of our initial minority investment and purchase option in 5 Arches and an ongoing adjustment to exclude amortization of intangible assets. Additionally, beginning in the second quarter of 2019, we exclude from our calculation of core earnings changes in the fair value of the contingent consideration liability related to the remaining purchase consideration for the 5 Arches platform.

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What are the Core Earnings adjustments that relate to “including the hypothetical income taxes associated with core earnings adjustments”?
Core earnings also includes adjustments to show the hypothetical tax provision or benefit that would be associated with the core earnings adjustments made to net income. As a REIT, we are subject to income taxes on earnings generated at our taxable REIT subsidiaries (TRS) and generally not subject to income taxes on earnings generated at the REIT (to the extent we distribute our REIT taxable income as dividends). In order to present the hypothetical income taxes associated with core earnings adjustments made to net income, estimated effective tax rates are applied to the core earnings adjustments occurring within our TRS.
Why does management believe that Core Earnings provides useful information to investors in Redwood? How does management use Core Earnings to analyze Redwood’s performance?
Management utilizes this core earnings measure internally as one way of analyzing Redwood’s performance over multiple periods, as management believes it provides useful comparative results absent the impact of certain quarterly mark-to-market changes on investments held through the end of the period presented that may not be reflective of the total return management would expect to earn from them over the longer term, and inclusive of all realized gains and losses from securities sales, regardless of accounting designations.
In addition, management believes that it is useful for Core Earnings to be a measure of Redwood‘s performance that eliminates the impact of several items related to our acquisition of 5 Arches that management believes may not be reflective of the underlying performance of Redwood’s ongoing operations (and which, therefore, may not be reflective of their impact over the longer-term).
Has the definition of Core Earnings changed since Redwood previously published its Core Earnings? If so, has Redwood adjusted its presentation of past period Core Earnings to reflect the updated definition?
As noted above, beginning with the first quarter of 2019, management changed its definition of core earnings to exclude from core earnings several items related to our acquisition of 5 Arches. In addition, and as also noted above, beginning with the first quarter of 2019 management updated its calculation for eliminating the impact of quarterly mark-to-market changes on the fair value of long-term investments (and associated derivatives) related to changes in benchmark interest rates and credit spreads for certain types of investments, including certain investments accounted for under the fair value option that have significant differences between expected cash interest and expected yield-to-maturity.
For consistency of presentation, to the extent core earnings for any period prior to the first quarter of 2019 is republished or represented, management will adjust the prior presentation of core earnings for that prior period to reflect the updated calculation methodology. For example, core earnings for the final three quarters of 2018 are republished in this Redwood Review and, accordingly, have been updated to reflect the impact of this change during those quarters.

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The following table presents a reconciliation of GAAP net income to non-GAAP core earnings for the second and first quarters of 2019.

Reconciliation of Non-GAAP Core Earnings
($ in millions)
	Three Months Ended June 30, 2019
	GAAP	Adjustments	Non-GAAP

Net interest income	$32	$1	$34

Non-interest income
Mortgage banking activities, net	19	—	19
Investment fair value changes, net (1)	3	(3)	—
Other income, net (2)	2	2	4
Realized gains, net (3)	3	13	16
Total non-interest income, net	27	12	40

Operating expenses	(26)	—	(26)
Provision for income taxes (4)	(2)	(2)	(4)

GAAP Net Income/Non-GAAP Core Earnings	$31	$12	$43

	Three Months Ended March 31, 2019
	GAAP	Adjustments	Non-GAAP

Net interest income	$32	$4	$36

Non-interest income
Mortgage banking activities, net	12	—	12
Investment fair value changes, net (1)	20	(20)	—
Other income, net (2)	4	(2)	2
Realized gains, net (3)	11	1	12
Total non-interest income, net	47	(20)	26

Operating expenses	(23)	—	(23)
Provision for income taxes (4)	(1)	(1)	(1)

GAAP Net Income/Non-GAAP Core Earnings	$54	$(16)	$38

(1)
References in this Redwood Review to core investment fair value changes, net refer to GAAP investment fair value changes, net as adjusted by the amount described in the "Adjustments" column, as further described above under the heading "What is Core Earnings?"

(2)
References in this Redwood Review to core other income net, refer to GAAP other income, net as adjusted by the amount described in the "Adjustments" column, as further described above under the heading "What is Core Earnings?"

(3)
References in this Redwood Review to core realized gains, net refer to GAAP realized gains, net as adjusted by the amount described in the "Adjustments" column, as further described above under the heading "What is Core Earnings?"

(4)
References in this Redwood Review to core provision for income taxes refer to GAAP provision for income taxes as adjusted by the amount described in the "Adjustments" column, as further described above under the heading "What is Core Earnings?"

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What are the following non-GAAP measures?

•	Core other income, net

•	Core realized gains, net

•	Core provision for income taxes
Where can I find more information about them?
All three of these non-GAAP measures correspond with line items in our income statement that are adjusted in connection with calculating core earnings as described above. Each of these three non-GAAP measures is included in the “Reconciliation of Non-GAAP Core Earnings” table above, along with a reconciliation to the most directly comparable GAAP financial measures.
What is Core Segment Contribution?
For our Investment Portfolio segment, we calculate non-GAAP core segment contribution in a manner consistent with management's definition of core earnings, as described above. Core segment contribution for our Investment Portfolio segment reflects GAAP segment contribution for our Investment Portfolio segment adjusted to reflect the portion of core earnings adjustments allocable to this segment and is shown and reconciled to GAAP segment contribution for our Investment Portfolio segment on page 10.
How are basic and diluted Core Earnings per share calculated? Where is a reconciliation of basic and diluted Core Earnings per share to basic and diluted earnings per share calculated in accordance with GAAP?
We use core earnings as described above to calculate basic and diluted core earnings per share. To calculate these measures, we follow the same methodology for calculating basic and diluted earnings per share for GAAP, but substitute core earnings for GAAP earnings in the calculation. A detailed presentation of these calculations is presented in Table 2 of the Financial Tables section of the Appendix to this Redwood Review.
What factors should be considered when comparing non-GAAP Core Earnings (and related non-GAAP measures) to GAAP financial measures?
We caution that core earnings, core other income, core realized gains, core provision for income taxes, core segment contribution, and core earnings per share should not be utilized in isolation, nor should they be considered as alternatives to GAAP net income, GAAP other income, GAAP realized gains, GAAP provision for income taxes, GAAP segment contribution, GAAP net income per share, or other measurements of results of operations computed in accordance with GAAP.

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What supplemental information about Core Earnings is helpful to understand?
The following table presents the components of investment fair value changes, net, of our Investment Portfolio segment that are included and excluded from core earnings, by investment type, for the second and first quarters of 2019.

Components of Investment Portfolio Fair Value Changes, Net by Investment Type
($ in millions)
	Three Months Ended
	6/30/2019	3/31/2019

Market valuation changes on:
Residential loans held-for-investment at fair value
Change in fair value from the reduction in basis (1)	$(1)	$—
Other fair value changes (2)	37	29
Total change in fair value of residential loans held-for-investment	36	28

Real estate securities classified as trading
Change in fair value from the reduction in basis (1)	1	2
Other fair value changes (2)	31	33
Total change in fair value of real estate securities	32	35

Risk management derivatives
Interest component of hedges (3)	1	3
Other fair value changes (4)	(66)	(45)
Total change in fair value of risk management derivatives	(65)	(42)

Total investment portfolio fair value changes, net	$3	$21

(1)
Reflects the change in fair value due to principal changes, which is calculated as the change in principal on a given investment during the period, multiplied by the amount that the prior quarter ending price or acquisition price for that investment is above or below par in percentage terms or for certain securities, the change in fair value reflecting the expected receipt of cash flows.

(2)
Reflects changes in prepayment assumptions and credit spreads on our residential loans, trading securities and conforming risk-sharing investments primarily due to changes in benchmark interest rates. This item is excluded from management's definition of core earnings.

(3)	Reflects the net interest paid or received on hedges associated with fair value investments.

(4)
Reflects the change in fair value of our risk management derivatives that are associated with changes in benchmark interest rates during the period. This item is excluded from management's definition of core earnings.

What is Economic Net Interest Income?
Economic net interest income is a non-GAAP measure of Redwood’s net interest income. Management has defined economic net interest income as GAAP net interest income adjusted to (i) include the change in basis for fair value investments (including loans held-for-investment at fair value and real estate securities classified as trading, among others) and (ii) include net interest received or paid on hedges associated with fair value investments.

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What are the Economic Net Interest Income adjustments that relate to “including the change in basis for fair value investments (including loans held-for-investment at fair value and real estate securities classified as trading, among others)”?
For loans or securities that are carried at a fair value above or below their par value, any receipt of principal (or associated change in underlying notional principal) during the period results in a realization of the premium or discount to par (the “change in basis”) that affects yield. We also treat as a “change in basis” the periodic changes in net present value reflecting the expected receipt of cash flows on certain types of investments, including principal-only securities and investments that do not generally receive cash flows until maturity. We include these “change in basis” amounts in economic net interest income as we view them similarly to discount accretion or premium amortization on an available-for-sale security, which is incorporated into interest income when calculating an effective yield.
What are the Economic Net Interest Income adjustments that relate to “including net interest received or paid on hedges associated with fair value investments”?
Many of our investments pay a fixed rate of interest and are financed with floating rate debt. As interest rates rise, net interest income for these investments decreases. However, if these investments are hedged with swaps or other derivative instruments, there is an offsetting change in the net interest received or paid on the associated hedge. By including the net interest of associated hedges in economic net interest income, it allows us to better assess our hedge-adjusted returns for investments we hedge.
Why does management believe that Economic Net Interest Income provides useful information to investors in Redwood? How does management use Economic Net Interest Income to analyze Redwood’s performance?
Management utilizes economic net interest income internally as an additional metric to analyze the performance of its investments, as it believes it presents a more comprehensive view of an investment’s current return, by including the impact of hedges it uses to manage interest rate risk on an investment and also including the change in basis of an investment that factors into its economic yield.
Has the definition of Economic Net Interest Income changed since Redwood previously published its Economic Net Interest Income? If so, has Redwood adjusted it presentation of past period Economic Net Interest Income to reflect the updated definition?
Beginning with the first quarter of 2019, management updated its calculation of the change in basis to include the periodic changes in net present value reflecting the expected receipt of cash flows on certain types of investments, including investments accounted for under the fair value option that have significant differences between expected cash interest and expected yield-to-maturity. (This change is consistent with the updated calculation, described above, of our core earnings adjustment for mark-to-market changes on these types of investments.)

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•
Investments impacted by this change include certain multifamily mezzanine securities and B-pieces, residential securities relating to re-performing residential loans, our servicer advance investment and related excess spread investment, and beginning in the second quarter of 2019, we also included certain subordinate securities accounted for under the fair value option. As noted above, these investments are principal-only securities and investments that do not generally receive cash flows until maturity.

•
This change has been introduced because there is an increasing amount of these types of investments in Redwood’s portfolio and management believes this change represents a more precise method of determining the impact that this aspect of the change in basis for these fair value investments should have on economic net interest income.

As noted above with respect to core earnings, for consistency of presentation, to the extent economic net interest income for any period prior to the first quarter of 2019 is republished or represented, management will adjust the prior presentation of economic net interest income for that prior period to reflect the updated calculation methodology.
The following table presents a reconciliation of GAAP net interest income to non-GAAP economic net interest income for the second and first quarters of 2019.

Reconciliation to Non-GAAP Economic Net Interest Income
($ in millions)
	Three Months Ended
	6/30/2019	3/31/2019

Net interest income	$32	$32

Adjustments
Change in basis of fair value investments	—	2
Interest component of hedges	1	3

Non-GAAP economic net interest income	$34	$36
Consistent with the methodology described above, we also calculate economic net interest income for our Investment Portfolio segment, which is shown and reconciled to GAAP net interest income for our Investment Portfolio segment on page 10.
What factors should be considered when comparing non-GAAP Economic Net Interest Income to GAAP net interest income?
We caution that economic net interest income should not be utilized in isolation, nor should it be considered as an alternative to GAAP net interest income.

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What are non-GAAP Other Fair Value Changes, Net and Core Investment Fair Value Changes, Net? What are the adjustments made to GAAP Investment Fair Value Changes, Net to calculate these non-GAAP measures?
Other fair value changes, net and core investment fair value changes, net are non-GAAP measures of Redwood’s investment fair value changes, net.

•
Non-GAAP other fair value changes, net represents GAAP investment fair value changes, net, adjusted to exclude the amount of fair value changes that are included in non-GAAP economic net interest income, as described above. Effectively, this amount of fair value changes is excluded from investment fair value changes, net and included with net interest income to calculate economic net interest income.

•
Core investment fair value changes, net represents non-GAAP other fair value changes, net, adjusted to exclude the component of mark-to-market changes on long-term investments and associated derivatives that were not otherwise included in the adjustment to arrive at non-GAAP other fair value changes, net.

Why does management calculate non-GAAP Other Fair Value Changes, Net and Core Investment Fair Value Changes, Net? How are these two non-GAAP measures used by management?
Both of these measures are used in, and result from, the calculation of economic net interest income and our Investment Portfolio segment’s economic net interest income. As a result, they are calculated and used for the same reasons, as described above, that management calculates and uses economic net interest income.

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The following table presents a reconciliation of GAAP investment fair value changes, net to non-GAAP other fair value changes, net and non-GAAP core investment fair value changes, net, in each case for the second and first quarters of 2019.

Reconciliation to Non-GAAP Other Fair Value Changes, Net and Non-GAAP Core Investment Fair Value Changes, Net
($ in millions)
	Three Months Ended
	6/30/2019	3/31/2019

Investment fair value changes, net	$3	$20

Adjustments
Change in basis of fair value investments	—	(2)
Interest component of hedges	(1)	(3)

Non-GAAP Other Fair Value Changes, Net	$2	$16
Core adjustments
Eliminate mark-to-market changes on long-term investments and associated derivatives	(2)	(16)
Non-GAAP Core Investment Fair Value Changes, Net	$—	$—

What factors should be considered when comparing Non-GAAP Other Fair Value Changes, Net and Core Investment Fair Value Changes, Net to GAAP investment fair value changes, net?
We caution that neither non-GAAP other fair value changes, net nor core investment fair value changes, net should be utilized in isolation, nor should either of them be considered as an alternative to GAAP investment fair value changes, net.

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F O R W A R D - L O O K I N G S T A T E M E N T S

As noted above under the heading “Forward-Looking Statements,” this Redwood Review contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan,” and similar expressions or their negative forms, or by references to strategy, plans, goals, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are described below and may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-K, 10-Q, and 8-K. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.
Statements regarding the following subjects, among others, are forward-looking by their nature: (i) statements we make regarding Redwood’s business strategy and strategic focus, including statements relating to our overall market position, strategy and long-term prospects (including trends driving the flow of capital in the housing finance market, our strategic initiatives designed to capitalize on those trends, our ability to attract capital to finance those initiatives, our approach to raising capital, our ability to pay higher sustainable dividends in the future, and the prospects for federal housing finance reform); (ii) statements related to our financial outlook and expectations for 2019, including with respect to: 2019 GAAP earnings, our investment portfolio (including target return on equity, expectations regarding realized gains associated with portfolio optimization, and target capital allocation), residential mortgage banking activities (including target return on equity, expectations regarding gross margins and volume growth, and target capital allocation), business purpose mortgage banking activities (including target return on equity, target capital allocation, and expectations regarding the creation of new accretive investments for our investment portfolio), and corporate operating expenses; (iii) statements related to our investment portfolio, including our long-term goals to deploy capital and build our investment portfolio, our expectations to increase capital allocated to multifamily securities, re-performing loan securities, and business purpose residential loans, and our expectations to fund the remainder of our commitment to a light-renovation multifamily loan fund over the next few quarters; (iv) statements related to our business purpose mortgage banking platform, including our focus on originations that reflect superior risk-adjusted returns, including single-family rental loans and further development of small-balance multifamily and other bridge loans keyed around rental demand, the market opportunity that we continue to see as plentiful, and our expectations to continue ramping this platform throughout 2019; (v) statements relating to the potential for regulatory reform, including the expiration of the “QM Patch” and shifting GSE market share to the private sector, and positioning Redwood to capitalize on resulting opportunities; (vi) statements relating to acquiring residential mortgage loans in the future that we have identified for purchase or plan

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to purchase, including the amount of such loans that we identified for purchase during the second quarter of 2019 and at June 30, 2019, and expected fallout and the corresponding volume of residential mortgage loans expected to be available for purchase; (vii) statements regarding business purpose loan originations, loans funded, and associated funding commitments, (viii) statements relating to our estimate of our available capital (including that we estimate our available capital at June 30, 2019 was approximately $200 million, and that we believe this capital, along with additional capital from continued portfolio optimization, should be sufficient to meet our near-term capital needs); (ix) statements we make regarding future dividends, including with respect to our regular quarterly dividends in 2019; and (x) statements regarding our expectations and estimates relating to the characterization for income tax purposes of our dividend distributions, our expectations and estimates relating to tax accounting, tax liabilities and tax savings, and GAAP tax provisions, and our estimates of REIT taxable income and TRS taxable income.
Important factors, among others, that may affect our actual results include:

•	the pace at which we redeploy our available capital into new investments and initiatives;

•	our ability to scale our platform and systems, particularly with respect to our new initiatives;

•	interest rate volatility, changes in credit spreads, and changes in liquidity in the market for real estate securities and loans;

•	changes in the demand from investors for residential mortgages and investments, and our ability to distribute residential mortgages through our whole-loan distribution channel;

•	our ability to finance our investments in securities and our acquisition of residential mortgages with short-term debt;

•	changes in the values of assets we own;

•
general economic trends, the performance of the housing, real estate, mortgage, credit, and broader financial markets, and their effects on the prices of earning assets and the credit status of borrowers;

•
federal and state legislative and regulatory developments, and the actions of governmental authorities, including the new U.S. presidential administration, and in particular those affecting the mortgage industry or our business (including, but not limited to, the Federal Housing Finance Agency’s rules relating to FHLB membership requirements and the implications for our captive insurance subsidiary’s membership in the FHLB);

•	strategic business and capital deployment decisions we make;

•	developments related to the fixed income and mortgage finance markets and the Federal Reserve’s statements regarding its future open market activity and monetary policy;

•	our exposure to credit risk and the timing of credit losses within our portfolio;

•	the concentration of the credit risks we are exposed to, including due to the structure of assets we hold and the geographical concentration of real estate underlying assets we own;

•	our exposure to adjustable-rate mortgage loans;

•	the efficacy and expense of our efforts to manage or hedge credit risk, interest rate risk, and other financial and operational risks;

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F O R W A R D - L O O K I N G S T A T E M E N T S

•	changes in credit ratings on assets we own and changes in the rating agencies’ credit rating methodologies;

•	changes in interest rates;

•	changes in mortgage prepayment rates;

•	changes in liquidity in the market for real estate securities and loans;

•	our ability to finance the acquisition of real estate-related assets with short-term debt;

•	the ability of counterparties to satisfy their obligations to us;

•	our involvement in securitization transactions, the profitability of those transactions, and the risks we are exposed to in engaging in securitization transactions;

•	exposure to claims and litigation, including litigation arising from our involvement in securitization transactions;

•	ongoing litigation against various trustees of RMBS transactions;

•	whether we have sufficient liquid assets to meet short-term needs;

•	our ability to successfully compete and retain or attract key personnel;

•	our ability to adapt our business model and strategies to changing circumstances;

•	changes in our investment, financing, and hedging strategies and new risks we may be exposed to if we expand our business activities;

•	our exposure to a disruption or breach of the security of our technology infrastructure and systems;

•	exposure to environmental liabilities;

•	our failure to comply with applicable laws and regulations;

•	our failure to maintain appropriate internal controls over financial reporting and disclosure controls and procedures;

•	the impact on our reputation that could result from our actions or omissions or from those of others; changes in accounting principles and tax rules;

•	our ability to maintain our status as a REIT for tax purposes;

•	limitations imposed on our business due to our REIT status and our status as exempt from registration under the Investment Company Act of 1940;

•	decisions about raising, managing, and distributing capital; and

•	other factors not presently identified.

THE REDWOOD REVIEW I 2ND QUARTER 2019
50

Redwood Trust Corporate Information

EXECUTIVE MANAGEMENT:

Christopher J. Abate
Chief Executive Officer

Dashiell I. Robinson
President

Andrew P. Stone
Executive Vice President,
General Counsel and Secretary

Collin L. Cochrane
Chief Financial Officer

Bo Stern
Chief Investment Officer

Garnet W. Kanouse
Managing Director - Head of Residential

Sasha G. Macomber
Chief Human Resource Officer

CORPORATE HEADQUARTERS:

One Belvedere Place, Suite 300
Mill Valley, California 94941
Telephone: (415) 389-7373

CHICAGO OFFICE:

225 W. Washington Street, Suite 1440
Chicago, IL 60606

DENVER METRO AREA OFFICE:

8310 South Valley Highway, Suite 425
Englewood, Colorado 80112

IRVINE OFFICE:

19800 MacArthur Blvd., Suite 1150
Irvine, CA 92612

STOCK LISTING:

The Company's common stock is traded on the NYSE under the symbol **RWT**

DIRECTORS:

Richard D. Baum
Chairman of the Board
and Former Chief Deputy Insurance
Commissioner for the State of California

Christopher J. Abate
Chief Executive Officer

Mariann Byerwalter
Chairman, SRI International
Chairman, JDN Corporate Advisory LLC

Douglas B. Hansen
Private Investor

Debora D. Horvath
Principal, Horvath Consulting LLC

Greg H. Kubicek
President, The Holt Group, Inc.

Fred J. Matera
Former Executive Vice President, Redwood Trust, Inc.

Jeffrey T. Pero
Retired Partner, Latham & Watkins LLP

Georganne C. Proctor
Former Chief Financial Officer, TIAA-CREF

INVESTOR RELATIONS:

Lisa M. Hartman
SVP, Head of Investor Relations
Phone: 415-384-3555
Email: lisa.hartman@redwoodtrust.com

TRANSFER AGENT:

Computershare Trust Company, N.A.
2 North LaSalle Street
Chicago, IL 60602
Telephone: (888) 472-1955

For more information about Redwood Trust, please visit our website at: www.redwoodtrust.com